[*] = Certain marked information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit 10.1

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (the “Agreement”) is entered into as of the Execution Date by and between Rigel Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 1180 Veterans Boulevard, South San Francisco, CA 94080 (“Rigel”), and Eli Lilly and Company, an Indiana corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 96285 (“Lilly”).  Rigel and Lilly are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Rigel is a biotechnology company dedicated to discovering, developing and providing novel, small-molecule drugs for the treatment of immune and hematologic disorders, cancer and rare diseases.

Whereas, Lilly is a biotechnology company engaged in the research, development, marketing, manufacturing and distribution of pharmaceutical products.

Whereas, Rigel has developed certain compounds directed to RIP1 and has completed a Phase 1 Clinical Trial for R552, a non-CNS penetrant RIP1 inhibitor and has initiated pre-clinical activities for CNS penetrant RIP1 inhibitors.

Whereas, Lilly and Rigel desire to establish a collaboration for the Development and Commercialization of certain Compounds (including R552) and Products in the Field (each, as defined below) on the terms of this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 (Definitions).

1.1“Accounting Standards” means, with respect to a Party and its Affiliates, the United States Generally Accepted Accounting Principles, as such Party uses for its financial reporting obligations, consistently applied.
1.2“Acquisition” means, with respect to a Party, an acquisition by such Party of a Third Party (whether by merger or acquisition of all or substantially all of the stock or of all or substantially all of the assets of a Third Party or of any operating or business division of a Third Party or similar transaction), other than a Change of Control of the Party.
1.3“Affiliate” means, with respect to a particular Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, at such time as such control exists.  For the purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means: (a) possessing the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an entity, whether by the ownership of voting securities, by contract relating to voting rights, corporate governance or otherwise, or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity.
1.4“Applicable Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements (including those relating to data protection and privacy) having the effect of law of any federal, national, multinational, state, provincial, country, city or other political subdivision, domestic or foreign, that are applicable to the particular situation, obligation or circumstance.
1.5“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in Indiana or California are authorized or required by law to remain closed.
1.6“Calendar Quarter” means the respective period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.7“Calendar Year” means each successive period of twelve months commencing on January 1 and ending on December 31.
1.8“Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of such Party normally entitled to vote in elections of directors; (b) such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the total voting power of the stock outstanding immediately prior to such consolidation or merger; or (c) such Party conveys, transfers or leases all or substantially all of its assets to any Third Party.
1.9“Change of Control Group” means, with respect to the Change of Control of a Party, the Person that is the acquirer of such Party following such Change of Control, together with Affiliates of such Person that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.
1.10“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 2b Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial or any combination thereof.
1.11“CNS Indication” means any condition, disorder and/or disease primarily involving the central nervous system in humans or animals, and for which therapeutic treatment with a compound would require crossing of the blood-brain barrier by such compound.
1.12“CNS Penetrant” means (a) Rxxx, (b) any Rxxx Backup, (c) any compounds Covered by [*] that meet the CNS Penetrant Criteria, (d) any other compounds Covered by any composition of matter claim of a Rigel Patent where such claim Covers Rxxx or any Rxxx Backup, that meet the CNS Penetrant Criteria, or (e) any pro-drug, salt, free acid form, free base form, hydrate, solvate, polymorph, enantiomer, racemate, amorphous form or co-crystal or other physical form or co-form of (a) through (d).
1.13 “CNS Penetrant Development Plan” means a plan for Development of CNS Penetrants and CNS Penetrant Products, which shall be initially prepared by Lilly and confirmed in a written notice to Rigel (provided that any activities allocated to Rigel shall be mutually agreed by the Parties) as soon as practicable following the Execution Date, as may be amended in accordance with Section 3.2(c) (Review and Amendments).
1.14“CNS Penetrant Criteria” means the criteria set forth in Exhibit 1.14 (CNS Penetrant Criteria).
1.15“CNS Penetrant Product” means a product incorporating or comprising one or more CNS Penetrants (alone or in combination with one or more other active ingredients) in any form, presentation, formulation, dosage strength or mode of administration.

1.16“CNS Program” means the Parties’ activities under this Agreement with respect to CNS Penetrants and CNS Penetrant Products, including under the CNS Penetrant Development Plan.
1.17“CNS Research Term” means the period beginning on the Effective Date and, unless otherwise agreed by the Parties, ending on the earlier of [*] or [*] after the Effective Date.
1.18“Combination Product” means any pharmaceutical product that comprises one or more Compounds together with one or more other active pharmaceutical ingredients, so long as both the Compound(s) and other active pharmaceutical ingredient(s) (“Other Technolog(ies)”) are sold together as a single unit for a single price.
1.19“Commencement,” with respect to a Clinical Trial for a Product, means the first dosing of the first human subject in such Clinical Trial.
1.20“Commercialize” means to conduct any pre-launch activities, including any non-promotional activities such as activities typically conducted by medical affairs or seeking pricing and reimbursement approval, or any activities after Marketing Approval for a particular Product that relate to the commercial marketing and sale of such Product including advertising, marketing, promotion, distribution, and Phase 4 Clinical Trials.
1.21“Commercially Reasonable Efforts” means, with respect to a Party and such Party’s obligations or tasks under this Agreement to conduct an activity with respect to a Compound or Product, the carrying out of such obligations or tasks in a manner consistent with such Party’s own compounds and products with a similar commercial and scientific potential that it is actively developing or commercializing, at a similar stage in their lifecycle, taking into account their safety and efficacy, their cost to develop, the competitiveness of alternative products and the nature and extent of their market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of Marketing Approval, their profitability, including the amounts of marketing and promotional expenditures, and all other relevant factors normally considered by such Party.
1.22“Committee” means the JSC, JDC, JCC and any other subcommittee created by the JSC in accordance with Section 2.2(b)(xii).
1.23“Compound” means any Non-CNS Penetrant or CNS Penetrant.
1.24“Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement.  All confidential information which has been disclosed by either Party pursuant to the Existing Confidentiality Agreement shall be deemed to be such Party’s Confidential Information hereunder.
1.25“Control” means, with respect to a Party and any material, Information, or intellectual property right, that such Party or its Affiliates owns or has a license to such material, Information, or intellectual property right and has the ability to grant access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right to the other Party on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such access, license, or sublicense is first required to be granted to the other Party, provided that if the terms of such agreement or other arrangement expire or otherwise thereafter permit the grant of access, a license or sublicense on the terms and conditions set forth herein, the material, Information or intellectual property right will (with no further action) be deemed to be Controlled at such time.  Notwithstanding the foregoing, following a Change of Control of a Party, the following shall not be deemed to be Controlled by such Party: (a) any material, Information or intellectual property right owned or licensed by any member of the Change of Control Group immediately prior to such Change of Control and (b) any material, Information or intellectual property right that any member of the Change of Control Group develops following the Change of Control so long as such development activity is segregated from activities under this Agreement.
1.26“Cover” means, with respect to a Valid Claim of a Patent and a compound or technology, that the use, manufacturing, offer for sale, sale or importation of such compound, product or technology would infringe such Valid Claim of such Patent or, in the case of a Patent that has not yet issued, would infringe such Valid Claim of such Patent if it were to issue.

1.27“Detail” means a personal face to face contact by a sales representative with a healthcare provider which involves a Product presentation and is performed with a view to inform the healthcare provider about the specific Product’s characteristics.  For clarity, such face-to-face contact may be delivered in person or via a real time audio-visual electronic interaction between the sales representative and the healthcare provider.
1.28“Development” means any and all activities related to research, pre-clinical and other non-clinical testing, and Clinical Trials (other than Phase 4 Clinical Trials or any other post-Marketing Approval Clinical Trials), including test method development and stability testing, toxicology, formulation, process development, device development, Manufacturing in support of the foregoing activities and manufacturing scale-up, qualification and validation, quality assurance/quality control, any statistical analysis and report writing, the preparation and submission of Regulatory Materials pertaining to seeking and obtaining Marketing Approval for a therapeutic product (excluding any activities required for obtaining pricing and reimbursement approval but not for other elements of the Marketing Approval) and interacting with Regulatory Authorities regarding any of the foregoing, in each case excluding any pre- and post-Marketing Approval commitments mandated by Regulatory Authorities and any Commercialization activities.
1.29“Development Plan” means each of the CNS Penetrant Development Plan, Non-CNS Penetrant Development Plan and R552 Development Plan.
1.30“Dollar” or “$” means a U.S. dollar.
1.31“Effective Date” means the Execution Date unless either Party makes a filing under the HSR Act, in which case it will be: (a) solely in respect to Article 1 (Definitions) and Section 15.14 (HSR Filings), the Execution Date, and (b) in respect of all other terms of this Agreement, the Business Day immediately following the HSR Clearance Date.
1.32“EMEA” means the European Medicines Evaluation Agency (also known as the European Medicines Agency or EMA), or its successor.
1.33“European Union” or “EU” means any of the European Union member states as of the applicable time during the Term or any Major European Country irrespective of membership in the European Union.
1.34“Execution Date” means February 18, 2021.
1.35“Existing Confidentiality Agreement” means the Mutual Confidentiality Agreement by and between the Parties, effective on [*], as amended effective [*].
1.36“Exploit” means to make, have made, import, use, sell, or offer for sale and Commercialize, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, hold/keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a product or process.
1.37“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
1.38“FDA” means the U.S. Food and Drug Administration or its successor.
1.39“Field” means all uses including any and all uses for the diagnosis, prevention, amelioration, and treatment of any disease or medical condition in humans and animals.

1.40“First Commercial Sale” means, with respect to a Product and country, the first sale to a Third Party of such Product under this Agreement by Lilly, its Affiliates or its Sublicensees in such country after Marketing Approval for such Product has been obtained in such country and where the sale results in a Net Sale. “First Commercial Sale” will not include: (a) any distribution or other sale solely for expanded access program, named patient sales, treatment investigational new drug sales (within the meaning of 21 CFR §§ 312.34 and 312.35) or compassionate use sales or (b) sale of a Product by Lilly to an Affiliate or a Sublicensee of Lilly, unless such Affiliate or such Sublicensee is the end user of such Product and such sale results in a Net Sale.
1.41“FTE” means a full-time equivalent person year of [*] hours of scientific, medical or technical work on studies or activities performed in accordance with this Agreement.
1.42“FTE Rate” means a rate of [*] per annum per FTE to be pro-rated on a daily basis if necessary, such rate to exclude managerial activities (other than direct management of scientific, medical or technical work) and to be restricted to scientific or technical work related directly to the Compounds or Products.  For the avoidance of doubt, such rate shall include all travel expenses and employee benefits (including pensions and bonus payments).
1.43“GCP” or “Good Clinical Practice” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.44“Generic Competition” means, with respect to a Product in a country, the first occurrence of a Calendar Quarter wherein the Net Sales of such Product in such country in such Calendar Quarter are less than [*] of the average of the Net Sales of such Product in such country in the [*] Calendar Quarters prior to the first entry of a Generic Equivalent of such Product in such country.
1.45“Generic Equivalent” means, with respect to a given Product in a given country, any product (including a “generic product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in such country by reference to the Marketing Authorization Application for such Product, and in each case: (a) sold in the same country as such Product other than by or under the authority of Lilly or its Affiliates or any Sublicensee or through a chain of distribution that included any of Lilly or any of its Affiliates or any Sublicensees; and (b) containing an active ingredient that is equivalent to that included in the Product, in each case, in a manner that permits substitution of such product for the Product under Applicable Law in such country without instruction or approval of the prescriber.
1.46“GLP” or “Good Laboratory Practice” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.
1.47“Good Manufacturing Practices,” “GMP,” or “cGMP” means all applicable Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2; (d) ICH Q7 guidelines and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.48“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, ministry, office, commission, council, official, court, arbitrator, tribunal or other instrumentality).
1.49“GRP” or “Good Research Practice” means all applicable Good Research Practices including, as applicable: (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 3.6 Part A of this Agreement; (b) the Research Quality Association (RQA), 2014 Quality in Research Guidelines for Working in Non-Regulated Research; (c) the WHO Quality Practices in Basic Biomedical Research Guidelines; or (d) the equivalent applicable guidelines if any, in any relevant country, each as may be amended and applicable from time to time.
1.50“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act.
1.51“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.52“Indication” means, with respect to a particular Product, the use of such Product for treating a disease, disorder or medical condition.  For purposes of determining if Indications are separate and distinct, [*] separate and distinct Indications, and [*] a separate and distinct Indication.
1.53 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, customer information, Personal Information, business or financial information, skill, experience, expertise, technology, test data, including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.
1.54“Insolvency Event” means in relation to either Party, any one of the following: (a) that Party admits in writing its inability generally to pay its debts when they become due; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within [*] days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed for all or a substantial portion of that Party’s assets; (d) a resolution has been passed by that Party’s directors to wind up that Party; (e) that Party makes a general assignment or enters into a composition or arrangement with or for the benefit of all or a substantial portion of that Party’s creditors; or (f) that Party otherwise becomes legally insolvent.
1.55“Internal Compliance Codes” shall mean a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.
1.56“Lead Non-CNS Penetrant” means either: (a) R552, or (b) any other Non-CNS Penetrant that is selected as the lead candidate for Development pursuant to the Non-CNS Program, in substitution of R552, in the event that Development of R552 is discontinued.
1.57“Lead Non-CNS Penetrant Product” means a Product incorporating or comprising the Lead Non-CNS Penetrant and no other active pharmaceutical ingredient.
1.58“Lilly Know-How” means all Information that is Controlled as of the Effective Date or thereafter during the Term by Lilly to the extent reasonably necessary to Exploit a Compound (including, for clarity, where such Compound is comprised in a Product) in the Field in the Territory.

1.59“Lilly Patents” means all Patents that are Controlled by Lilly as of the Effective Date or thereafter during the Term to the extent having a Valid Claim Covering, in whole or in part, the composition, manufacture or use of a Compound (including, for clarity, where such Compound is comprised in a Product).
1.60“Lilly Technology” means the Lilly Patents and Lilly Know-How.
1.61“Major European Country” means the United Kingdom, France, Germany, Italy and/or Spain.
1.62“Major Market” means the U.S., each of the Major European Countries and/or Japan.
1.63“Manufacture” and “Manufacturing” means, with respect to a product or compound, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding and quality control testing and distribution of such product or compound.
1.64“Marketing Approval” means, with respect to a particular Product for a particular Indication in a particular country or regulatory jurisdiction, all approvals (including, where applicable, any approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such country or jurisdiction, or any applicable access approvals) necessary for the manufacture, marketing, importation and sale of such product for such Indication in such country or regulatory jurisdiction.
1.65“Marketing Authorization Application” or “MAA” means an application for the Marketing Approval of a Product in a country or group of countries, including an NDA.
1.66“NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA for authorization for marketing of a Product.
1.67“Net Sales” means, with respect to a particular Product, the gross amount invoiced by Lilly, its Affiliates, or any Sublicensee to Third Parties (excluding any Sublicensee) for such Product in the Territory, less:
(a)Normal and customary trade, quantity and cash discounts allowed;
(b)Discounts, refunds, rebates, chargebacks, retroactive price adjustments (including adjustments arising from consumer discount programs or other similar programs), and any other normal and customary allowances which effectively reduce the net selling price;
(c)Product returns and allowances;
(d)[*];
(e)Any tax imposed on the production, sale, delivery or use of the Product, including, sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government;
(f)[*];
(g)[*]; and
(h)[*].

Such amounts shall be determined from the books and records of Lilly or applicable Sublicensee, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then-current standard procedures and methodology, including Lilly’s then-current standard exchange rate methodology for the translation of foreign currency sales into Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty or commercial milestone payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the Other Technolog(ies) sold separately in finished or final form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the Other Technolog(ies) cannot be determined, Net Sales for purposes of determining royalty or commercial milestone payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the Other Technolog(ies) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty or commercial milestone payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the Other Technolog(ies) when sold separately in finished or final form and C is the weighted average sale price of the Combination Product.

If the weighted average sale price of both the Product and the Other Technolog(ies) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to the mutually agreed (by the Parties) percentage of the Net Sales of the Combination Product, based on the relative value and/or cost of the Product and Other Technolog(ies) in such Combination Product, such agreement not to be unreasonably withheld.

The weighted average sale price for a Product, Other Technolog(ies), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty-reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, Other Technolog(ies), or Combination Product, the weighted average sale price shall be calculated by dividing the sales price (translated into Dollars) by the units of active pharmaceutical ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Product, Other Technolog(ies), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, Other Technolog(ies), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.68“Non-CNS Penetrant” means (a) R552, (b) any R552 Backup, (c) any compounds Covered by [*] that do not meet the CNS Penetrant Criteria, (d) any other compounds Covered by any composition of matter claim of a Rigel Patent where such claim Covers R552 or any R552 Backup, that do not meet the CNS Penetrant Criteria, or (e) any pro-drug, salt, free acid form, free base form, hydrate, solvate, polymorph, enantiomer, racemate, amorphous form or co-crystal or other physical form or co-form of (a) through (d).
1.69“Non-CNS Penetrant Development Plan” means a plan for Development of Non-CNS Penetrants and Non-CNS Penetrant Products, which as of the Execution Date is set forth in Exhibit 1.69 (Initial Non-CNS Penetrant Development Plan), as may be amended in accordance with Section 3.2(c) (Review and Amendments).
1.70“Non-CNS Penetrant Product” means a product incorporating or comprising one or more Non-CNS Penetrants (alone or in combination with one or more other active ingredients) in any form, presentation, formulation, dosage strength or mode of administration.

1.71“Non-CNS Program” means the Parties’ activities under this Agreement with respect to Non-CNS Penetrants and Non-CNS Penetrant Products, including under the Non-CNS Penetrant Development Plan.
1.72“Non-GxP Activities” means those activities required to perform any obligation under a Development Plan, where such activities are not required under this Agreement to comply with any of GLP, GRP, GCP or GMP.
1.73“Out-of-Pocket Expenses” means, for a Party, and with respect to such Party’s activities hereunder, the direct expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with such Party’s Accounting Standards as generally and consistently applied throughout such Party’s organization) by such Party and/or its Affiliates, and specifically identifiable and incurred to conduct such activities, including payments to subcontractors, but excluding, for clarity, any internal or general overhead expenditures incurred by such Party in respect of such activities or such payments. For the avoidance of doubt, “Out-of-Pocket Expenses” shall exclude all travel expenses for a Party’s personnel.
1.74“Party Specific Regulations” shall mean all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.
1.75“Patent” means (a) all patents and patent applications, including provisional patent applications and national, regional and international patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.
1.76“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency or a government.
1.77“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is directly associated with an identified individual person.
1.78“Phase 1 Clinical Trial” means a human clinical trial of a product, the principal purpose of which is to determine initial tolerance or safety of such product in healthy volunteers or patients, including as described in 21 C.F.R. § 312.21(a), or a similar clinical trial prescribed by the Regulatory Authorities in a country other than the U.S.
1.79“Phase 2 Clinical Trial” means a human clinical trial of a product that is designed to include some evaluation of preliminary evidence of biological activity or efficacy of such product, but need not have a principal purpose to evaluate the effectiveness of such product in a target patient population. For avoidance of doubt, a Phase 2 Clinical Trial need not be identified as such in a Development Plan, protocol or elsewhere, to meet this definition.

1.80“Phase 2b Clinical Trial” means a human clinical trial of a product, the principal purpose of which is to evaluate the effectiveness of such product in a human population, including as described in 21 C.F.R. § 312.21(b), or a similar clinical trial prescribed by the Regulatory Authorities in a country other than the U.S., in each case, which clinical trial is [*].  For avoidance of doubt, a Phase 2b Clinical Trial need not be identified as such in a Development Plan, protocol or elsewhere, to meet this definition.
1.81“Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that is designed to (a) evaluate overall benefit risk profile, (b) define possible warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, and (c) support Marketing Approval of such product, including as described in 21 C.F.R. § 312.21(c), or a similar clinical trial prescribed by the Regulatory Authorities in a country other than the U.S.  For avoidance of doubt, a Phase 3 Clinical Trial need not be identified as such in a Development Plan, protocol or elsewhere, to meet this definition.
1.82“Phase 4 Clinical Trial” means a human clinical trial of a product conducted after Marketing Approval of such product has been obtained from an appropriate Regulatory Authority, which trial is (a) conducted voluntarily by a Party to enhance marketing or scientific knowledge of the product (including, for clarity, any post-marketing surveillance studies and registries sponsored by the Parties, epidemiological models, or pharmacoeconomic studies), or (b) conducted due to a request or requirement of a Regulatory Authority.
1.83“Product” means a product incorporating or comprising one or more Compounds (alone or in combination with one or more other active ingredients) in any form, presentation, formulation, dosage strength or mode of administration.  Products having different active pharmaceutical ingredients shall be considered distinct Products.
1.84“Program” means each of the CNS Program and Non-CNS Program.
1.85“R552” means the compound set forth on Exhibit 1.85 (R552). Notwithstanding the foregoing, if Development of such compound is discontinued prior to Marketing Approval of a Product incorporating or comprising such compound, then “R552” shall mean the Lead Non-CNS Penetrant selected by the JSC to be Developed in lieu of Development of such compound; provided that the discontinued compound shall continue to be a Non-CNS Penetrant for all purposes under this Agreement following any such substitution.
1.86“R552 Backup” means any RIP1 Inhibitor (other than R552) that does not meet the CNS Penetrant Criteria.
1.87“R552 Clinical Trial Material” means R552 Product or placebo, as applicable, that is in a finished pharmaceutical dosage form that is (a) suitable for administration and dosing to humans in Clinical Trials, but (b) not intended for commercial sale (for example, in a form that does not include external packaging and package inserts).
1.88“R552 Development Costs” means the following costs incurred by the Parties following the Effective Date in Developing R552 and R552 Product in the Field directed to obtaining Marketing Approval by the FDA and the EMEA, in each case to the extent incurred in accordance with this Agreement and the R552 Development Plan:  (a) all Third Party invoiced Out-of-Pocket Expenses incurred for activities specified in the R552 Development Plan; (b) the costs and expenses of scientific, medical, technical or managerial personnel directly engaged in such efforts, which costs shall be determined based on the applicable FTE Rate based on time actually spent performing the applicable activities, unless another basis is otherwise agreed by the Parties in writing; (c) the costs and expenses for clinical trial insurance as set forth in the R552 Development Plan; (d) the costs and expenses incurred for: (i) development of the Manufacturing process and formulation and validation of R552 Product (provided that such costs, to the extent associated with or used for products in addition to the R552 Product shall be fairly and equitably allocated to R552 Product and other product(s) such that the allocation to R552 Product does not include a disproportionate portion of such costs); (ii) Manufacturing scale-up (excluding, however, any capital costs, costs associated with physical plant improvements or similar costs, in each case other than depreciation); (iii) stability testing for R552 and R552 Product; (iv) quality assurance/quality control development for Manufacture of R552 Clinical Material; and (v) the manufacture of R552 Clinical Trial Material, in each case as set forth in the R552 Development Plan; (e) Development costs and expenses incurred after receipt of Marketing Approval by the FDA for R552 Product, including costs and expenses associated with pre- and post-Marketing Approval commitments mandated by Regulatory Authorities or any Phase 4 Clinical Trials for R552 Product; and (f) any other related or incidental costs and expenses incurred that are explicitly included in the R552 Development Plan.  Notwithstanding the foregoing, R552 Development Costs shall not include any overhead except as permitted to be included in the FTE Rate.  For avoidance of doubt, R552 Development Costs do not include (i) any costs or expenses incurred in preparing and filing Regulatory Materials and meeting or otherwise interacting with Regulatory Authorities in connection therewith or (ii) any costs and expenses for validating any manufacturing facility or equipment.
1.89“R552 Development Plan” means the plan for Development of R552 and R552 Product directed to obtaining Marketing Approval of R552 Product by the FDA and the EMEA, which as of the Execution Date is set forth in Exhibit 1.89 (Initial R552 Development Plan), as may be amended in accordance with Section 3.2(c) (Review and Amendments).  The R552 Development Plan is included in, and as of the Effective Date constitutes the entirety of, the Non-CNS Penetrant Development Plan.
1.90“R552 Phase 1 Clinical Trial” means the Phase 1 Clinical Trial of the R552 Product titled “A Phase I, Single-Centre Study to Investigate the Safety, Tolerability and Pharmacokinetics of Single and Multiple Doses of R941552 (R552) in Healthy Subjects.”
1.91“R552 Product” means a Product incorporating or comprising R552 and no other active pharmaceutical ingredient.
1.92“R552 Transition Plan” means a transition plan agreed upon by the Parties that governs the initial technology transfer from Rigel to Lilly with respect to R552 after the Effective Date.
1.93“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Marketing Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including: (a) the FDA, (b) the EMEA, (c) the European Commission, (d) the Medicines and Healthcare Products Regulatory Agency (“MHRA”) and (e) the Japanese Ministry of Health, Labour and Welfare, and in each of (a) through (e), including any successor thereto.
1.94“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Marketing Approvals and/or other filings made to or with a Regulatory Authority that are necessary or Lilly deems reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction, including INDs, MAAs, and NDAs.
1.95“Rigel Know-How” means all Information that is Controlled as of the Effective Date or thereafter during the Term by Rigel or its Affiliates to the extent reasonably necessary or useful to Exploit a Compound (including, for clarity, where such Compound is comprised in a Product) in the Field in the Territory.
1.96“Rigel-Only R552 Development Activities” means those activities under the R552 Development Plan to be conducted at Rigel’s sole expense and set forth in Exhibit 1.96 (Rigel-Only R552 Development Activities).
1.97“Rigel Patents” means all Patents that are Controlled by Rigel or its Affiliates as of the Effective Date, including those Patents listed in Exhibit 1.97 (Rigel Patents) or thereafter during the Term to the extent having a claim Covering, in whole or in part, the composition, manufacture or use of a Compound (including, for clarity, where such Compound is comprised in a Product).

1.98“Rigel Technology” means the Rigel Patents and Rigel Know-How.
1.99“RIP1” means the receptor-interacting serine/threonine-protein kinase 1 encoded by the RIPK1 gene in humans represented by NCBI RefSeq NM_003804, as well as derivatives, variants, fragments or mutants thereof which retain the kinase activity of the receptor-interacting serine/threonine-protein kinase 1.
1.100“RIP1 Inhibitor” means a small molecule that meets the criteria specified in Exhibit 1.100 (RIP1 Inhibitor Criteria).

1.101“Rxxx” means the RIP1 Inhibitor Developed under the CNS Penetrant Development Plan that meets the CNS Penetrant Criteria and is selected in accordance with Section 3.4(a) (CNS Penetrant Lead Identification). Notwithstanding the foregoing, if Development of such compound is discontinued prior to Marketing Approval of a Product incorporating or comprising such compound, then “Rxxx” shall mean the Lead CNS Penetrant selected to be Developed in lieu of Development of such compound; provided that the discontinued compound shall continue to be a CNS Penetrant for all purposes under this Agreement following any such substitution.
1.102“Rxxx Backup” means any RIP1 Inhibitor other than Rxxx that meets the CNS Penetrant Criteria.
1.103“Rxxx Transition Plan” means a transition plan agreed upon by the Parties following Rxxx Acceptance that governs the initial technology transfer from Rigel to Lilly with respect to Rxxx.
1.104 “SEC” means the U.S. Securities and Exchange Commission.
1.105“Territory” means all countries and territories in the world.
1.106“Third Party” means any entity other than Rigel or Lilly or an Affiliate of either of them.
1.107“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as an identifier of the source or origin of goods or services, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain name, whether or not registered.
1.108“U.S.” means the United States and all its possessions and territories, including Puerto Rico.
1.109“Valid Claim” means, with respect to a Compound or Product, any claim: (a) of (i) an issued and unexpired patent, or (ii) a pending patent application that (1) continues to be prosecuted in good faith, and (2) has not been pending for more than [*] after the date of its first substantive office action, which claim (b) has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.110Additional Definitions.  In addition, each of the following terms shall have the meaning described in the corresponding Section of this Agreement identified below.

AgreementPreamble

Alliance Manager2.6

Audited Party8.9

Cap3.8(a)(i)

Claim11.3

Clinical Milestone Event8.2(c)

CNS Penetrant Lead Identification3.4(a)

Co-Commercialization Agreement5.1

Commercialization Plan5.2

Commercialization Wind-down Period13.10(d)(iii)

Competing Product7.5(a)

Cost Sharing Option3.8(c)

Cost Sharing Option Exercise Notice3.8(c)

Debarred10.1(d)

Dispute14.1

Disputed Breach Notice13.2

Distributor7.2(b)

DOJ15.14(a)

Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers3.6

Eli Lilly and Company Good Research Practices3.6

Excluded Technology7.3

FCS/MA Milestone Event8.2(c)

Finance Committee2.2(b)(xii)

FTC15.14(a)

Government Official10.3(d)

HSR Act15.14(a)

HSR Clearance Date15.14(a)

ICH1.43

Indemnified Party11.3

Indemnifying Party11.3

Infringement Suit9.4(c)

Initial Rxxx Election Period3.4(b)(ii)

JCC2.2(b)(xii)

JDC2.1

Joint Inventions9.1

Joint Patent9.3(d)

JSC2.1

Know-How Transfer7.5(b)(iii)(1)

LillyPreamble

Lilly Claims11.1

Lilly Indemnitees11.1

Lilly Rxxx Continuation3.4(b)(iii)

MHRA1.93

Non-CNS Penetrant Development Budget3.2(a)

Other Technolog(ies)1.67

PartiesPreamble

PartyPreamble

Patent Challenge13.4

Payee8.5(a)

Payments8.5(a)

Payor8.5(a)

Payor Withholding Tax Action8.5(b)

Permitted Cost Overrun3.8(a)(iii)(1)

Primary Cure Period13.2

Product Infringement9.4(a)

[*] Patents9.3(a)

Prosecute9.3(a)

Prosecuting Party9.3(d)

R552 Cost Sharing3.8(a)(i)

R552 Development Budget3.2(a)

R552 Development Cost Reconciliation Procedures2.3(b)(v)

Requesting Party8.9

[*] Scenario7.5(b)(iv)

[*] Scenario7.5(b)(iii)

Residuals12.3

RigelPreamble

Rigel Claims11.2

Rigel Indemnitees11.2

Rigel Rxxx Continuation3.4(b)(iii)

Royalty Term8.4(g)

Rxxx Acceptance3.4(b)(ii)

Rxxx Acceptance Notice3.4(b)(ii)

Rxxx Continuation Data Package3.4(b)(iv)

Rxxx Continuation Notice3.4(b)(iii)

Rxxx Data Package3.4(a)

Rxxx Opt-Out3.4(d)

Secondary Rxxx Election Period3.4(b)(iv)

Sole Inventions9.1

Stage 1 Excess R552 Development Costs3.8(a)(iv)(1)

Stage 1 Opt-Out Notice3.8(a)(iv)(1)

Stage 1 Opt-Out Period3.8(a)(iv)(1)

Stage 1 Transition Date3.8(a)(iv)(1)

Stage 2 Excess R552 Development Costs3.8(a)(iv)(2)

Stage 2 Opt-Out Notice3.8(a)(iv)(2)

Stage 2 Opt-Out Period3.8(a)(iv)(2)

Sublicensee7.2(a)

Term13.1

Terminated Compound13.8(b)

Terminated Product13.8(b)

Terminated Program13.8

Third Party Agreement9.11

Third Party Technology9.11

U.S. GAAP1.67

ARTICLE 2

Governance
2.1Overview.  The Parties shall establish a joint steering committee (“JSC”) to perform the functions set forth in Section 2.2(b) (JSC Responsibilities) and oversee such portion of the Parties’ activities under this Agreement that are subject to the Development cost-sharing arrangements described in Article 3, and to facilitate communication and decision making between the Parties with respect to the Development, Manufacture and Commercialization of Compounds and Products.  The JSC may create additional committees, such as a JCC, in accordance with Section 2.2(b)(xii). The Parties shall establish a joint development committee (“JDC”) to perform the functions set forth in Section 2.3(b) (JDC Responsibilities) and oversee that portion of the Development of the Compounds and Products that are subject to the cost-sharing arrangements described in Article 3. Each Party will provide the other Party in writing with the name, title, e-mail address and telephone number of its initial JSC and JDC members.
2.2Joint Steering Committee.
(a)JSC Formation.  The JSC shall consist of four (4) or six (6) members, as agreed by the Parties, with each Party appointing one-half of the total members (one (1) member of each of Lilly and Rigel named co-chairs), each having appropriate experience to facilitate discussion of the issues within the purview of the JSC.  Except as otherwise expressly provided for herein, each representative shall have decision-making authority on behalf of the Party it represents pursuant to this Article 2. Each Party shall appoint its initial members of the JSC by providing written notification to the other Party on or promptly following the Effective Date.
(b)JSC Responsibilities.  In addition to its overall responsibility for monitoring and providing a forum to discuss each Party’s activities under this Agreement, including those that are subject to the Development cost-sharing arrangements described in Article 3, the JSC shall in particular:
(i)facilitate the flow of Information between the Parties with respect to the co-Commercialization of Compounds and Products;
(ii)review and discuss the progress of Development, Manufacturing and co-Commercialization of Compounds and Products;
(iii)coordinate activities of the Parties in connection with that portion of the Development of Compounds and Products that are subject to the Development cost-sharing arrangements described in Article 3, including with respect to any interactions with Regulatory Authorities;
(iv)if Development of R552 is discontinued, select a Lead Non-CNS Penetrant to replace R552;
(v)review the Rxxx Data Package and, if applicable, approve the selection of a RIP1 Inhibitor that meets the CNS Penetrant Criteria for designation as Rxxx pursuant to Section 3.4(a) (CNS Penetrant Lead Identification);
(vi)if applicable, review the Rxxx Continuation Data Package and approve the selection of a RIP1 Inhibitor that meets the CNS Penetrant Criteria for designation as Rxxx pursuant to Section 3.4(b)(iv) (Rxxx Acceptance);
(vii)review and provide feedback regarding proposed amendments of each Development Plan, including the overall strategy and design of all Clinical Trials and other studies conducted under each Development Plan, in each case, to the extent such amendment relates to an activity that is, or such Clinical Trial is, subject to the Development cost-sharing arrangements described in Article 3;

(viii)approve amendments of the Non-CNS Penetrant Development Plan, including the R552 Development Plan, in each case to the extent such amendment relates to an activity under such plan that is subject to the Development cost-sharing arrangements described in Article 3;
(ix)approve amendments of the CNS Penetrant Development Plan with respect to activities through the delivery to Lilly of the Rxxx Data Package and, if applicable in the case of Rigel Rxxx Continuation, the Rxxx Continuation Data Package;
(x)review and provide feedback regarding such portions of the Commercialization Plan (and amendments thereto) that relate to co-Commercialization activities in the United States being undertaken by Rigel or Lilly;
(xi)with respect to the Commercialization of Non-CNS Penetrant Products in the U.S. if Rigel has not delivered a Stage 1 Opt-Out Notice and has exercised its right to co-Commercialize the applicable Non-CNS Penetrant Product pursuant to Section 5.1 (Overview), oversee and coordinate activities of the Parties, discuss and review marketing studies, discuss pricing strategies (it being understood that Lilly will have sole decision making rights with respect to pricing and reimbursement matters), and review and approve promotional and training materials;
(xii)establish such additional joint subcommittees or subteams, e.g., a joint commercialization committee (“JCC”), Joint Ethics and Compliance Committee (“JECC”) or a finance committee (“Finance Committee”), as it deems necessary to achieve the objectives and intent of this Agreement;
(xiii)coordinate and oversee the operation of the JDC, any JCC, the Finance Committee and any other Committee established by JSC,
(xiv)resolve any issues presented to the JSC by any other Committee; and
(xv)perform such other functions as appropriate to further the purposes of this Agreement as allocated to it in writing by the Parties.
2.3Joint Development Committee.
(a)JDC Formation.  The JDC shall consist of four (4) or six (6) members, as agreed by the Parties, with each Party appointing one half of the total members (with one (1) member of each of Lilly and Rigel named co-chairs) each having appropriate experience to facilitate discussion of the issues within the purview of the JDC. Except as otherwise expressly provided for herein, each Party’s representatives shall have decision making authority on behalf of the Party it represents pursuant to this Article 2.  Each Party shall appoint its initial members of the JDC by providing written notification to the other Party on or promptly following the Effective Date.
(b)JDC Responsibilities.  In addition to its overall responsibility for monitoring and providing a forum to discuss each Party’s Development activities that are subject to the Development cost-sharing arrangements described in Article 3 under this Agreement, the JDC shall in particular:
(i)(A) review and finalize for approval by the Parties the R552 Transition Plan, as soon as reasonably practicable but in any event within six (6) months following the Effective Date, and any update thereto, and (B) oversee and coordinate the execution of the R552 Transition Plan;
(ii)following Rxxx Acceptance, (A) review and finalize for approval by the Parties the Rxxx Transition Plan and any update thereto, and (B) oversee and coordinate the execution of the Rxxx Transition Plan;
(iii)review and coordinate the transfer of Regulatory Materials between the Parties and any interactions with Regulatory Authorities with respect to Compounds and Products;

(iv)review and finalize for submission to the JSC proposed amendments of each Development Plan (including any updates or amendments to the Non-CNS Penetrant Development Budget and R552 Development Budget), for such activities under such plan that are subject to the Development cost-sharing arrangements described in Article 3 (it being understood and agreed by the Parties that, except as otherwise expressly provided in Article 3, any activities not subject to the Development cost-sharing arrangements described in Article 3 shall fall outside the scope of, and not be accounted for, in any Development Plan, nor in the Non-CNS Penetrant Development Budget nor the R552 Development Budget);
(v)establish procedures for quarterly reporting of R552 Development Costs, quarterly review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to R552 Development Costs, as further described in Section 3.8(a) (R552 Development Cost Sharing) (“R552 Development Cost Reconciliation Procedures”);
(vi)reconcile financial and accounting matters between the Parties in accordance with the R552 Development Cost Reconciliation Procedures;
(vii)reasonably cooperate to ensure that the Non-CNS Penetrant Development Budget and R552 Development Budget can be interpreted for the purposes of both Parties’ internal financial and audit reporting requirements, including each Party’s fiscal year reporting;
(viii)review the requirements for obtaining Marketing Approval of Products in the Territory;
(ix)facilitate the flow of Information between the Parties with respect to the Development of, and obtaining Marketing Approval for, the Products;
(x)review and monitor the activities being conducted under the Development Plans, including selection of sites for the conduct of Clinical Trials and any Third Party service providers that will conduct such activities;
(xi)review proposed timing for announcing the top-line results of each Clinical Trial of a Product;
(xii)review and monitor R552 Development Costs and facilitate R552 Cost Sharing;
(xiii)review and discuss scientific presentation and publication strategy relating to the Products in the Territory, and review and facilitate discussion of any requests in relation to publications pursuant to Section 12.5 (Publications); and
(xiv)perform such other functions as appropriate to further the purposes of this Agreement as allocated to the JDC in writing by the Parties.
(c)Pre-Approvals. Notwithstanding anything to the contrary in this Agreement, the Parties each acknowledge and agree that the pre-clinical studies that Lilly may optionally conduct in respect of Rxxx Development, as further described in the last sentence of Section 3.4(a) (CNS Penetrant Lead Identification), may be commenced by Lilly as of the Effective Date and that such activities shall not require any further approval or consent of the Parties, including through the JSC, JDC or any committees thereto.

2.4Committees
(a)Composition.  Each Committee may change its size from time to time by mutual consent of its members provided that such Committee shall at all times consist of an equal number of representatives of each of Rigel and Lilly.  Each Party may replace its Committee representatives at any time upon written notice to the other Party.  Each Party may invite non-members to participate in the discussions and meetings of a Committee, provided that such participants shall have no voting authority as outlined in Section 2.4(c) (Decision Making) for any Committee and shall be bound by non-disclosure and non-use obligations with respect to Confidential Information that are consistent with Article 12 (Confidentiality). The role of the co-chairpersons shall be to convene and preside at meetings of such Committee.
(b)Meetings.  Each Committee shall meet on a Calendar Quarterly basis during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  Each Committee may meet in person or by videoconference or by teleconference.  Notwithstanding the foregoing, at least two (2) meetings per Calendar Year shall be in person unless the Parties mutually agree in writing to waive such requirement in favor of a videoconference or teleconference.  In-person Committee meetings will be alternately held in the Parties’ respective locations unless otherwise mutually agreed by the Parties. Each Party will bear the expense of its respective Committee members’ participation in Committee meetings.  Meetings of each Committee shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.  The Parties’ respective co-chairpersons, or their delegates, of the applicable Committee will be responsible on an alternating basis for preparing the agenda for Committee meetings and reasonably detailed written minutes of all Committee meetings that reflect, without limitation, material decisions made at such meetings.  The applicable Committee co-chairperson or their delegate shall send draft meeting minutes to each member of the Committee for review and approval within ten (10) Business Days after each Committee meeting.  Such minutes will be deemed approved unless one or more members of the Committee objects to the accuracy of such minutes within ten (10) Business Days of receipt.
(c)Decision-Making.  Except as set forth in this Section 2.4(c) (Decision-Making), the decisions of each Committee shall be made by unanimous agreement. The Committee co-chair from each Party will have, one (1) vote on behalf of that Party with respect to decisions by such Committee, and that vote shall be deemed to be the vote of the Party. If any Committee other than the JSC cannot reach unanimous agreement on an issue within ten (10) Business Days, then such matter shall be submitted to the JSC for decision.  If the JSC cannot reach unanimous agreement within ten (10) Business Days then:
(i)for matters pertaining to [*], (A) neither Party shall have final decision-making authority (and the last mutually agreed [*] and [*], as applicable to such matter, shall continue to govern) with respect to activities subject to [*], (B) [*] shall have final decision-making authority with respect to [*], and (C) [*]shall have final decision-making authority with respect to [*], including [*];
(ii)[*] shall have final decision-making authority for activities pertaining to (a) [*] and (b) [*] with respect to [*]; and
(iii)for matters pertaining to [*], [*] will have final decision-making authority [*]  and, if applicable in the case of [*], the [*] and [*] will have final decision-making authority [*] (for clarity, [*]).

(d)Final Decision-Making Considerations. Notwithstanding anything to the contrary in this Agreement, a Party, in exercising such final decision-making authority:  (x) will take into reasonable consideration the recommendations and concerns raised by the other Party; (y) will make such decisions in good faith using reasonable business judgment, which will not be unreasonably delayed; and (z) will not have the right to (1) amend, modify or waive compliance with any term or condition of this Agreement, (2) make any decision that is expressly stated to require the mutual agreement of the Parties, (3) resolve any claim or dispute regarding whether or in what amount a payment is owed under this Agreement, (4) exercise its final decision-making authority in a manner that would require the other Party to perform any act that such other Party reasonably believes would violate Applicable Laws, (5) make a determination that the other Party is in material breach of any obligation under this Agreement or (6) amend or modify any Development Plan (including the R552 Development Budget) if such amendment or modification would require the other Party to expend additional resources, whether internal or external, for which such Party would not reimburse such other Party as provided herein. In addition, neither Party shall have final decision-making authority with respect to any financial matters within the purview of the Finance Committee, and any dispute regarding such financial matters shall be resolved pursuant to Article 14 (Dispute Resolution).
(e)Authority.  Each Committee shall have solely the powers expressly assigned to it in this Article 2 (Governance) and elsewhere in this Agreement and shall not have any power to otherwise amend, modify, or waive compliance with this Agreement.
2.5Alliance Managers.  Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications including a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). For clarity, an Alliance Manager may also be a member of the JSC, JDC, JECC or any Committee.  The Alliance Managers will serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress of the other Party’s Development and Commercialization of the Products and will be primarily responsible for facilitating the flow of information, promoting communication, coordinating the Parties’ activities under this Agreement relating to the Product, and providing support to the Committees. Additionally, the Alliance Manager will be responsible for providing single point communication for seeking consensus internally within each Party’s respective organization (including facilitating review of external corporate communications), and raising cross-Party and/or cross-functional disputes in a timely manner.  Each Party may replace its Alliance Manager on written notice to the other Party.
2.6Discontinuation of Participation on a Committee.  On a Committee-by-Committee basis, each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing in writing to disband such Committee, as applicable, (b) Rigel providing to Lilly written notice of its intention to no longer participate in the Committee, as applicable, (c) with respect to the JDC, the cessation of Development under all Development Plans, provided that the JDC shall resume upon commencement of any such Development activities, or (d) with respect to the JSC, for so long as both of the following are true: (i) neither Rigel nor Lilly nor any of their Affiliates or any Sublicensees are participating in the Commercialization of a Product, and (ii) there has been a First Commercial Sale of such Product; provided that, notwithstanding anything in this Agreement to the contrary, where each Development Plan hereunder has been completed and neither Rigel, its Affiliates nor its Sublicensees are co-Commercializing a Product in the Territory: (1) the JSC shall only be required to meet once (1) annually for the remainder of the Term, and the responsibilities of the JSC shall be thereafter limited to discussing the progress of Lilly’s Commercialization of the Products, and (2) any JCC or Finance Committee established hereunder shall be disbanded.  Unless otherwise expressly provided hereunder, if a Committee has been disbanded, then (x) any requirement of a Party to provide Information or other materials to such Committee shall be deemed a requirement to provide such Information or other materials to the other Party directly, and (y) any matters previously delegated to the disbanded Committee for decision making may be decided by Lilly. Following discontinuation of the JSC as described above, the JSC shall have no further obligations under this Agreement.

ARTICLE 3

Development
3.1Overview.
(a)Non-CNS Penetrants and Non-CNS Penetrant Products. Rigel shall be responsible for conducting those activities allocated to Rigel in the R552 Development Plan and Lilly shall be responsible for conducting all other Development of Non-CNS Penetrants and Non-CNS Penetrant Products in accordance with the Non-CNS Penetrant Development Plan.  With respect to costs, (i) Rigel shall solely bear the costs for the conduct of Rigel-Only R552 Development Activities as set forth in Exhibit 1.96 (Rigel-Only Development Activities) and shall solely bear the first [*] of R552 Development Costs, as further described in Section 3.8(g) (Rigel Costs), (ii) subject to Section 3.8(a) (R552 Development Cost Sharing) below and the foregoing Section 3.1(a)(i), the Parties shall share the costs for Development of R552 directed to obtaining Marketing Approval of R552 Product by the FDA, the EMEA and in Japan  (other than such Rigel-Only R552 Development Activities) in accordance with Section 3.8(a) (R552 Development Cost Sharing), and (iii) subject to Section 3.8(a) (R552 Development Cost Sharing) below, Lilly shall solely bear the costs for the conduct of all other Development of Non-CNS Penetrants and Non-CNS Penetrant Products.
(b)CNS Penetrants and CNS Penetrant Products. Rigel shall be responsible for the discovery and identification of CNS Penetrants during the CNS Research Term through the delivery to Lilly of the Rxxx Data Package and, if applicable in the case of Rigel Rxxx Continuation, the Rxxx Continuation Data Package, in accordance with the CNS Penetrant Development Plan, at Rigel’s expense. Following the earlier of Rxxx Acceptance and Lilly Rxxx Continuation, Lilly shall be responsible for the Development of CNS Penetrants and CNS Penetrant Products, in accordance with the CNS Penetrant Development Plan, at Lilly’s expense.
3.2Development Plans.
(a)Non-CNS Penetrant Development Plan.  The Development of all Non-CNS Penetrants and Non-CNS Penetrant Products shall be governed by the Non-CNS Penetrant Development Plan (including the R552 Development Plan). The Non-CNS Penetrant Development Plan shall include, on a Non-CNS Penetrant-by-Non-CNS Penetrant basis: (i) an outline of the Development activities to be conducted by the applicable Party with respect to Non-CNS Penetrants and Non-CNS Penetrant Products and the corresponding timeline, including any non-clinical studies and Clinical Trials to be conducted, any activities for the Development of assays or companion diagnostics or new Indications, formulations or uses, and any Manufacturing activities in support of such Development activities; (ii) a plan and timeline for preparing the necessary Regulatory Materials and for obtaining Marketing Approval for each Non-CNS Penetrant Product; (iii) a high level global Development strategy for Non-CNS Penetrant Products, including the contemplated Marketing Approval(s) for each Non-CNS Penetrant Product; and (iv) a rolling five (5)-year budget, broken down by Calendar Quarter, and by Product in the case of Non-CNS Penetrant Products undergoing Clinical Trials, for costs to be incurred in performing Development activities under the Non-CNS Penetrant Development Plan (including R552 Development Costs) that is estimated in good faith by the applicable Party and reflects such Party’s internal budgeting projections, including estimated FTEs and Out-of-Pocket Expenses, and excluding the costs and expenses of preparing and filing Regulatory Materials and meeting or otherwise interacting with Regulatory Authorities in connection therewith, which shall be borne by Lilly (the “Non-CNS Penetrant Development Budget”). The aspects of the Non-CNS Penetrant Development Budget that are directed to R552 Development Costs to be incurred in obtaining Marketing Approval of the R552 Product by the FDA and the EMEA are referred to herein as the “R552 Development Budget”, and shall be separately identified as such in the R552 Development Plan. Lilly shall be responsible for preparing potential amendments of the Non-CNS Penetrant Development Plan (including the R552 Development Plan), for review by the JDC and submission to the JSC for approval.

(b)CNS Penetrant Development Plan.  The Development of all CNS Penetrants and CNS Penetrant Products shall be governed by the CNS Penetrant Development Plan. The CNS Penetrant Development Plan shall include, on a CNS Penetrant-by-CNS Penetrant basis: (i) an outline of the Development activities to be conducted by Rigel during the CNS Research Term with respect to CNS Penetrants up through the delivery to Lilly of the Rxxx Data Package and, if applicable in the case of Rigel Rxxx Continuation, the Rxxx Continuation Data Package, (ii) a high-level outline of the Development activities to be conducted by Lilly with respect to the Development of CNS Penetrants and CNS Penetrant Products following the earlier of Rxxx Acceptance and Lilly Rxxx Continuation, (iii) a high-level plan and timeline for preparing the necessary Regulatory Materials and for obtaining Marketing Approval for each CNS Penetrant Product, and (iv) a high level global Development strategy for CNS Penetrant Products, including the contemplated Marketing Approval(s) for each CNS Penetrant Product. Rigel shall be responsible for preparing potential amendments of the portion of the CNS Penetrant Development Plan covering activities through the delivery to Lilly of the Rxxx Data Package and, if applicable in the case of Rigel Rxxx Continuation, the Rxxx Continuation Data Package, for review and comment by the JDC and submission to the JSC for approval.  Lilly shall be solely responsible for the conduct of and any activities in relation to the Development of CNS Penetrants and CNS Penetrant Products covering activities following the earlier of Rxxx Acceptance and Lilly Rxxx Continuation, and will provide updates to the JSC and/or JDC in respect of such Development activities in accordance with Article 2 (Governance).
(c)Review and Amendments. The JDC, with the assistance of the Finance Committee with respect to the Non-CNS Penetrant Development Budget and R552 Development Budget, shall review each Development Plan on a regular basis, and in no event less frequently than twice each Calendar Year.  Either Party, through its representatives on the JDC, may propose amendments to, and comment upon, each Development Plan from time to time.  In any event, an updated version of each Development Plan shall be provided to the JDC for review and feedback no later than December 1 and June 1 of each Calendar Year.  Any amendment of the Non-CNS Penetrant Development Plan (including the R552 Development Plan) shall be subject to approval by the JSC.  Any amendment of the CNS Penetrant Development Plan with respect to activities through the delivery to Lilly of the Rxxx Data Package and, if applicable in the case of Rigel Rxxx Continuation, the Rxxx Continuation Data Package (and, for clarity, not with respect to activities to be conducted following the earlier of Rxxx Acceptance and Lilly Rxxx Continuation) shall be subject to approval by the JSC, and any amendment of the CNS Penetrant Development Plan following the earlier of Rxxx Acceptance and Lilly Rxxx Continuation shall be at Lilly’s discretion, subject to the remainder of this Section.  Notwithstanding anything to the contrary in this Agreement, unless the Parties otherwise mutually agree in writing, no amendment to any Development Plan shall materially change the scope of a Party’s Development activities outlined in the initial CNS Penetrant Development Plan or the initial Non-CNS Penetrant Development Plan, as the case may be, nor materially change the allocation of responsibilities between the Parties under any such Development Plan.
3.3Non-CNS Penetrant Development Activities.
(a)Rigel Activities. Rigel shall use Commercially Reasonable Efforts to complete the Rigel-Only R552 Development Activities as set forth in Exhibit 1.96 (Rigel-Only R552 Development Activities) and otherwise perform the activities allocated to Rigel under the R552 Development Plan.
(b)Lilly Activities. Except for the Rigel-Only R552 Development Activities and other activities allocated to Rigel under the R552 Development Plan, Lilly shall lead operationally all Development of Non-CNS Penetrants and Non-CNS Penetrant Products in the Territory and until [*], use Commercially Reasonable Efforts to (i) Develop and obtain Marketing Approval for at least one (1) Non-CNS Penetrant Product in each Major Market and (ii) carry out the activities allocated to Lilly under the Non-CNS Penetrant Development Plan.

(c)Conduct of Phase 2 Clinical Trials. Specifically and without limiting the foregoing, Lilly shall use its Commercially Reasonable Efforts to Commence a Phase 2 Clinical Trial for R552 Product in [*] within [*] of the Effective Date, in accordance with the R552 Development Plan. The Parties each acknowledge and agree that the foregoing diligence obligations shall not require either Party to Commence or continue a Clinical Trial in the event that: (i) any representative of the FDA or another Regulatory Authority in the United States, Japan or the European Union indicates in writing that the IND application or any equivalent non-US filing for the applicable Compound or Product is either terminated, placed on inactive status, or is otherwise no longer in force and valid due to factors other than the action or inaction of the responsible Party, (ii) [*] that there is a material risk that the continuation of such clinical trial would pose adverse risks to the health or safety of the trial subjects, (iii) the FDA or another Regulatory Authority in the United States, Japan or the European Union orders the responsible Party to suspend or delay such Clinical Trial in accordance with 21 CFR § 312.42 or any similar industry standard, Applicable Laws or guidance of any Regulatory Authority in the United States, Japan or the European Union, (iv) any supply chain disruption or material shortage occurs that affects a raw material or other necessary resource required for the conduct of such Clinical Trial, or (v) with respect to [*] as the responsible Party, [*] fails to perform any of its obligations under the [*].
3.4CNS Penetrant Development Activities.
(a)CNS Penetrant Lead Identification. During the CNS Research Term, Rigel, at its expense, shall use Commercially Reasonable Efforts to (i) conduct the activities allocated to Rigel under the CNS Penetrant Development Plan with respect to the Development of CNS Penetrants up through completion of [*] for Rxxx (“CNS Penetrant Lead Identification”) and (ii) prepare a data package for Rxxx (the “Rxxx Data Package”) that includes a summary of the results of [*] (as available), as further described in Exhibit 3.4(b) (Rxxx Data Package). Prior to initiation by Rigel of the [*] under the CNS Penetrant Development Plan, the JSC shall select, following proposal by Rigel, a RIP1 Inhibitor that meets the CNS Penetrant Criteria for evaluation in such study, and, effective as of such selection by the JSC, such RIP1 Inhibitor shall be designated as Rxxx for purposes of this Agreement.  In addition, if Lilly has resources available (such as animal models) that would facilitate evaluation of the Rxxx Data Package, then, at Lilly’s sole discretion and cost, Lilly may employ such resources to perform additional pre-clinical studies with respect to any CNS Penetrants, including Rxxx. Any data or results generated by Lilly in such additional pre-clinical studies may be included in the Rxxx Data Package (if applicable), for the purposes of the evaluation described in Section 3.4(b) below.
(b)Rxxx Acceptance.
(i)Promptly following the earlier of completion of the first GLP toxicology study for Rxxx or the expiration of the CNS Research Term, Rigel shall, through the JSC, provide Lilly with the Rxxx Data Package.
(ii)Within [*] days after receipt of the Rxxx Data Package (such period, the “Initial Rxxx Election Period”), Lilly may elect to maintain its license to Exploit CNS Penetrants and CNS Penetrant Products, as set forth in Section 7.1(a)(ii) (CNS Penetrants), by giving Rigel written notice thereof (through the JSC) (such election, the “Rxxx Acceptance”, and such notice, the “Rxxx Acceptance Notice”).
(iii)If Lilly does not provide an Rxxx Acceptance Notice within the Initial Rxxx Election Period, then Lilly may elect, by giving Rigel written notice thereof (through the JSC) prior to the earlier of expiration of the Initial Rxxx Election Period or expiration of the CNS Research Term (such notice, the “Rxxx Continuation Notice”), to (A) have Rigel, at Lilly’s expense, continue to use Commercially Reasonable Efforts to perform CNS Penetrant Lead Identification, and the CNS Research Term shall be extended, for up to an additional [*] under a reasonable scope of work and budget negotiated by the Parties in good faith and set forth in writing (“Rigel Rxxx Continuation”), or (B) assume responsibility for performance of Rigel’s responsibilities with respect to CNS Penetrant Lead Identification in accordance with the CNS Penetrant Development Plan (which may be amended in accordance with Section 3.2(c) (CNS Penetrant Development Plan)), at Lilly’s expense, for up to an additional [*] (“Lilly Rxxx Continuation”).

(iv)In the case of Rigel Rxxx Continuation or Lilly Rxxx Continuation, not later than [*] following delivery of the Rxxx Continuation Notice, Rigel (in the case of Rigel Rxxx Continuation) or Lilly (in the case of Lilly Rxxx Continuation) shall provide the other Party, through the JSC, with a data package containing the results generated in connection with such Rigel Rxxx Continuation or Lilly Rxxx Continuation, as the case may be (the “Rxxx Continuation Data Package”).  Within [*] days after receipt of the Rxxx Continuation Data Package (such period, the “Secondary Rxxx Election Period”), Lilly may elect Rxxx Acceptance by giving Rigel an Rxxx Acceptance Notice.  If, as of Rxxx Acceptance, Rxxx has not been designated pursuant to Section 3.4(a) (CNS Penetrant Lead Identification) or the JSC thereafter decides to designate an alternative RIP1 Inhibitor as Rxxx, then the JSC shall designate a RIP1 Inhibitor as Rxxx for purposes of this Agreement in connection with such Rxxx Acceptance.
(c)Development Following Lilly Rxxx Continuation or Rxxx Acceptance.
(i)Following a Lilly Rxxx Continuation, during the period beginning on such Lilly Rxxx Continuation until [*] thereafter, Lilly shall use Commercially Reasonable Efforts to conduct the activities allocated to Lilly under the CNS Penetrant Development Plan with respect to the Development of CNS Penetrants up through completion of the first GLP toxicology study for Rxxx.
(ii)Following Rxxx Acceptance, and until [*] months following the First Commercial Sale of any CNS Penetrant Product in the Territory, Lilly shall use Commercially Reasonable Efforts to Develop the CNS Penetrants and CNS Penetrant Products in the Territory and obtain Marketing Approval for at least one (1) CNS Penetrant Product in each Major Market and shall use Commercially Reasonable Efforts to carry out the activities under the CNS Penetrant Development Plan (including the global Development strategy set forth therein).
(d)Non-Acceptance of Rxxx. If Lilly does not provide an Rxxx Acceptance Notice within the Initial Rxxx Election Period or, in the case of Rigel Rxxx Continuation or Lilly Rxxx Continuation (as the case may be), the Secondary Rxxx Election Period (“Rxxx Opt-Out”), then (i) the license granted to Lilly in respect of the CNS Penetrants and CNS Penetrant Products in Section 7.1(a)(ii) shall automatically terminate and be of no further force or effect, (ii) notwithstanding anything to the contrary in this Agreement, all right, title and interest in and to all CNS Penetrants and CNS Penetrant Products shall revert to Rigel, (iii) this Agreement shall terminate with respect to the CNS Program pursuant to Section 13.6 (Termination of CNS Program for Rxxx Opt-Out), and (iv) for avoidance of doubt, the Field shall be modified as set forth in Section 13.8(c) (Field).
3.5Information Sharing; Records.
(a)The status, progress and results of each Party’s Development activities with respect to Compounds and Products shall be discussed in reasonable detail at meetings of the JDC and JSC, and each Party shall provide the JDC and JSC with a written report (which may be in the form of a powerpoint or similar presentation format) on the status and progress of its activities on a quarterly basis prior to each JDC and JSC meeting.
(b)Each Party shall report to the other Party the results of each Clinical Trial with respect to Compounds and Products, on a regular basis and as reasonably requested by the other Party.  With regard to the results of each Clinical Trial of a Product, in each case conducted by or on behalf of a Party, such Party shall report such results to the other Party as part of the presentation delivered pursuant to Section 3.5(a) in anticipation of the next scheduled JDC or JSC meeting; provided that such obligation to report shall only trigger following the completion of Lilly’s standard internal review procedures in respect of such interim or final (as applicable) analysis of the applicable Clinical Trial results.
(c)Each Party shall maintain, during the Term and for a duration thereafter in accordance with such Party’s own internal records retention policy, and in compliance with such Party’s obligations hereunder, complete and accurate records (paper or electronic), as generally and consistently applied throughout such Party’s organization, of all work conducted by it under a Development Plan and all Information resulting from such work.  Each Party shall provide the other Party copies of such records, to the extent reasonably requested by such other Party.

3.6Development Standards of Conduct.  Each Party shall, and shall cause its Affiliates and respective consultants and contractors to, carry out its Development activities under this Agreement in accordance with standards at least has high as those in the Development Plan, Eli Lilly and Company Good Research Practices, Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers, and all Applicable Laws, including those regarding data privacy and data security laws and regulations, and in accordance with GLP, GRP, GCP, GMP as applicable, and, in each case, in a good scientific manner and as appropriate to the phase or stage of the relevant Development efforts. For purposes of this Agreement, “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 3.6 Part A. For purposes of this Agreement, “Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” means the guidelines relating to animal care and use for research done on behalf of Lilly as set forth in Exhibit 3.6 Part B.
3.7Subcontractors.  Each Party may perform any of the obligations assigned to it under a Development Plan through one or more subcontractors or consultants, provided that: (a) such Party remains responsible for the work allocated to, and the payment to, the subcontractors and consultants retained by it, (b) the subcontractor or consultant undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and assignment of intellectual property rights, that are consistent with those undertaken by such Party under Article 9 (Intellectual Property) and Article 12 (Confidentiality), and (c) in the case of [*] the use of such subcontractor for the performance of such obligation(s). Notwithstanding the foregoing, to the extent any subcontractors are, [*], then such subcontractors may [*] in respect of [*], without requiring [*].
3.8Expenses.
(a)R552 Development Cost Sharing.
(i)Allocation. Subject to Section 3.8(a)(iv) (Opt-Outs) and Section 3.8(g) (Rigel Costs), R552 Development Costs incurred by the Parties in performance of the R552 Development Plan shall be borne eighty percent (80%) by Lilly and twenty percent (20%) by Rigel (the “R552 Cost Sharing”), except that Rigel shall solely bear the costs for the conduct of Rigel-Only R552 Development Activities.  In the event that Rigel’s share of R552 Development Costs exceeds an aggregate of [*] (for clarity, inclusive of any Permitted Cost Overruns) (the “Cap”), then Lilly shall bear one hundred percent (100%) of the costs and expenses incurred in the conduct of Development activities under this Agreement with respect to R552 and R552 Product that are in excess of the Cap, and the reimbursement calculations set forth in Section 3.8(a)(iii) (Reimbursement of R552 Development Costs) shall be adjusted accordingly.  For clarity, any costs or expenses incurred in preparing and filing Regulatory Materials for the R552 Product and meeting or otherwise interacting with Regulatory Authorities in connection therewith shall be borne solely by Lilly.
(ii)R552 Development Cost Reports.  Subject to Section 3.8(g) (Rigel Costs), R552 Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 3.8(a)(iii) (Reimbursement of R552 Development Costs).  Each Party shall calculate and maintain records of R552 Development Costs incurred by it and its Affiliates in accordance with procedures to be established by the Finance Committee, including the R552 Development Cost Reconciliation Procedures.  Such procedures will provide the ability to comply with financial reporting requirements of each Party.  Unless otherwise determined by the Finance Committee, the R552 Development Cost Reconciliation Procedures shall provide that, within [*] days after the end of each Calendar Quarter, each Party shall submit to the Finance Committee a report, in such reasonable detail and format as is established by the Parties, of all R552 Development Costs incurred by such Party during such Calendar Quarter.  Unless otherwise determined by the Finance Committee, within [*] days following the receipt of such report, each Party shall have the right to request reasonable additional information related to the other Party’s and its Affiliates’ R552 Development Costs during such Calendar Quarter in order to confirm that such other Party’s spending is in conformance with the R552 Development Budget.

(iii)Reimbursement of R552 Development Costs.
(1)Each Calendar Quarter, the Party (with its Affiliates) that incurs more than its share of the total actual R552 Development Costs during such Calendar Quarter shall be paid by the other Party an amount of cash sufficient to reconcile to the agreed percentage of actual R552 Development Costs as set forth in Section 3.8(a)(i) (Allocation).  Notwithstanding the foregoing, on a Calendar Year-to-date basis, the Parties shall not share any R552 Development Costs in excess of the amounts allocated for such Calendar Year-to-date period in the R552 Development Budget; provided, however, that R552 Development Costs in excess of the R552 Development Budget shall be included in the calculation of R552 Development Costs to be shared by the Parties to the extent such excess R552 Development Costs do not exceed by more than [*] the total R552 Development Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the applicable R552 Development Budget for such Calendar Year (a “Permitted Cost Overrun”). For clarity, and unless otherwise expressly and unanimously pre-approved by the JSC, any overage incurred by a Party in excess of such Permitted Cost Overrun shall be solely the responsibility of such Party.
(2)The R552 Development Cost Reconciliation Procedures shall provide for the Finance Committee to develop a written report setting forth in reasonable detail the calculation of any net amount owed by Lilly to Rigel or by Rigel to Lilly, as the case may be, as necessary to accomplish the sharing of R552 Development Costs set forth in Section 3.8(a)(i) (Allocation) and this Section 3.8(a)(iii) (Reimbursement of R552 Development Costs), and to prepare such report promptly following delivery of the report described in Section 3.8(a)(ii) (R552 Development Cost Reports) and in a reasonable time (to be defined in the R552 Development Cost Reconciliation Procedures) in advance of payment.  The net amount payable to accomplish the sharing of R552 Development Costs as provided under this Agreement shall be paid by Lilly to Rigel or by Rigel to Lilly, as the case may be, within [*] days after the end of the applicable Calendar Quarter or such other period as determined by the Finance Committee.
(iv)Opt-Outs.
(1)Stage 1. Upon written notice provided by Rigel to Lilly at any time prior to [*] (such event, “Stage 1”, such period the “Stage 1 Opt-Out Period” and such notice, a “Stage 1 Opt-Out Notice”), Rigel may terminate its obligation to share any R552 Development Costs incurred after the earlier of (i) the date when the Parties have collectively incurred Three Hundred and Twenty Five Million Dollars ($325,000,000) of shared R552 Development Costs and (ii) [*]  (such earlier date, the “Stage 1 Transition Date”).  If Rigel timely provides a Stage 1 Opt-Out Notice, then Rigel shall continue to share any R552 Development Costs incurred prior to [*], but only until Rigel’s cumulative responsibility for R552 Development Costs is Sixty Five Million Dollars ($65,000,000), and thereafter, Lilly shall bear one hundred percent (100%) of the costs and expenses incurred in the conduct of Development activities under this Agreement with respect to R552 and R552 Product.  In addition, if the Parties have collectively incurred Three Hundred and Twenty Five Million Dollars ($325,000,000) of R552 Development Costs prior to the expiration of the Stage 1 Opt-Out Period, then all R552 Development Costs that exceed such amount (“Stage 1 Excess R552 Development Costs”) shall be borne by Lilly until the expiration of the Stage 1 Opt-Out Period and shared in accordance with Section 3.8(a)(i) (Allocation) following such expiration, unless Rigel provides a Stage 1 Opt-Out Notice, in which case Rigel shall have no obligation to share such Stage 1 Excess R552 Development Costs.

(2)Stage 2. Upon written notice provided by Rigel to Lilly at any time prior to [*] (such event, “Stage 2”, such period the “Stage 2 Opt-Out Period” and such notice, a “Stage 2 Opt-Out Notice”), Rigel may terminate its obligation to share any R552 Development Costs incurred after the earlier of (i) the date when the Parties have incurred [*]  of shared R552 Development Costs and (ii)  [*].  If Rigel timely provides a Stage 2 Opt-Out Notice, then Rigel shall continue to share any R552 Development Costs incurred prior to [*], but only until Rigel’s cumulative responsibility for R552 Development Costs is [*], and thereafter Lilly shall bear one hundred percent (100%) of the costs and expenses incurred in the conduct of Development activities under this Agreement with respect to R552 and R552 Product. In addition, if the Parties have collectively incurred [*] of R552 Development Costs prior to the expiration of the Stage 2 Opt-Out Period, then all R552 Development Costs that exceed such amount (“Stage 2 Excess R552 Development Costs”) shall be borne by Lilly until the expiration of the Stage 2 Opt-Out Period and shared in accordance with Section 3.8(a)(i) following such expiration, unless Rigel provides a Stage 2 Opt-Out Notice, in which case Rigel shall have no obligation to share such Stage 2 Excess R552 Development Costs.
(3)Material Changes to R552 Development Costs. Notwithstanding the foregoing, in the event that the Parties, by and through a Committee hereunder, agree to commence Development for an additional Indication for R552 that results in a [*], or more, actual increase in aggregate, inflation-adjusted R552 Development Costs above those contemplated in the Initial R552 Development Plan prior to the addition of such commenced Indication, each of the royalty rates specified in Column A of Section 8.4(a)  that would otherwise apply to Net Sales of the applicable Non-CNS Penetrant Product for such Indication shall be [*].
(b)Cost Sharing Option for Lead Non-CNS Penetrant Products other than R552.  For avoidance of doubt, the sharing of costs with respect to any replacement of R552 and R552 Product as the Lead Non-CNS Penetrant and Lead Non-CNS Penetrant Product following permanent discontinuation of Development of R552 shall be subject to the Development cost-sharing provisions set forth in Section 3.8(a) (R552 Development Cost Sharing) as if such replacement Lead Non-CNS Penetrant was named in place of R552 in all respects hereunder.
(c)Cost Sharing Option for Non-CNS Penetrant Products other than the Lead Non-CNS Penetrant Product.  Subject to the Cost-Sharing Option granted to Rigel in this Section, Lilly shall bear one hundred percent (100%) of the costs and expenses incurred by it in connection with the Development of Non-CNS Penetrants and Non-CNS Penetrant Products other than the Lead Non-CNS Penetrant and Lead Non-CNS Penetrant Product (which, as of the Effective Date, are R552 and the R552 Product respectively). On a Product-by-Product basis for each Non-CNS Penetrant Product [*] other than the Lead Non-CNS Penetrant Product, at any time prior to [*], Rigel shall have the option to share the Development costs incurred by the Parties in performance of the Non-CNS Penetrant Development Plan with respect to the applicable Non-CNS Penetrant Product in the same proportions and subject to the same terms and conditions as applicable to the sharing of R552 Development Costs pursuant to Section 3.8(a) (R552 Development Cost Sharing), including with respect to the allocation of eighty percent (80%) to Lilly and twenty percent (20%) to Rigel, the Cap, reporting and reconciliation procedures, Permitted Cost Overruns opt-outs at Stage 1 and Stage 2 (the [*] for such Non-CNS Penetrant and Non-CNS Penetrant Product that [*]  with respect to R552 and R552 Product would be negotiated at the time of Rigel’s election to share such costs), oversight by the JDC pursuant to Section 2.3(b)(xii) (JDC Responsibilities), decision-making by the JSC pursuant to Section 2.4(c) (Decision-Making) and Section 2.4(d) (Final Decision-Making Considerations) and audit rights under Section 8.9 (Financial Records; Audits), in each case mutatis mutandis (the “Cost Sharing Option”).  Rigel may exercise the Cost Sharing Option with respect to the applicable Non-CNS Penetrant Product by providing written notice to Lilly thereof not later than [*]  (such notice, a “Cost Sharing Option Exercise Notice”). For the avoidance of doubt, following Lilly’s receipt of any Cost Sharing Option Exercise Notice issued by Rigel, Rigel’s cost-sharing obligations (as described in this Section) shall commence immediately and shall [*] in respect of the Development of such Non-CNS Penetrant and Non-CNS Penetrant Product.  Where such a reimbursement is due, Lilly shall invoice Rigel for such amount within [*].  For the avoidance of doubt, the Cost-Sharing Option granted to Rigel in this Section shall only apply in respect of Non-CNS Penetrants and Non-CNS Penetrant Products [*], and shall not apply in respect of any Non-CNS Penetrants or Non-CNS Penetrant Products Developed [*].
(d)Costs for CNS Penetrant Lead Identification. Rigel shall bear one hundred percent (100%) of the costs and expenses incurred by it in connection with the conduct of CNS Penetrant Lead Identification under this Agreement, except, if applicable, in connection with Rigel Rxxx Continuation pursuant to Section 3.4(b) (Rxxx Acceptance).

(e)Costs for other Compounds and Products. Except as provided elsewhere in this Agreement, Lilly shall bear one hundred percent (100%) of the costs and expenses incurred by it in connection with the conduct of Development activities under this Agreement.
(f)Reimbursements by Lilly other than for R552 Cost Sharing. Other than with respect to R552 Cost Sharing, if Rigel, with Lilly’s prior written consent, incurs any internal costs or Out-of-Pocket Expenses under a Development Plan with respect to the Development of Compounds or Products that are to be borne by Lilly, then Lilly shall promptly reimburse Rigel for all such internal costs (at the FTE Rate) and Out-of-Pocket Expenses quarterly in arears within [*] days following receipt of invoice from Rigel.
(g)Rigel Costs. Notwithstanding anything to contrary in this Agreement, Rigel shall be responsible for one hundred percent (100%) of the first [*] of R552 Development Costs, and such amount shall be included and otherwise subject to the Development cost-sharing arrangements and caps described in this Article 3 (Development) and in particular this Section 3.8 (Expenses).
ARTICLE 4

Regulatory Matters
4.1Regulatory Transition.  Within [*] days after the Effective Date, Rigel shall assign and transfer to Lilly all Regulatory Materials for R552 and R552 Product that are Controlled by Rigel as of the Effective Date, provided that Rigel shall defer assignment and transfer of any such Regulatory Materials that pertain to [*]  until [*]  days after [*].  Upon request by Lilly, Rigel shall deliver notices of any such assignment to the applicable Regulatory Authorities within [*] days after such request.  Thereafter, except with respect to [*], Lilly shall be responsible for: (a) making all regulatory filings with respect to the Products, either itself or through its Affiliates or Sublicensees; (b) obtaining and maintaining Marketing Approvals for the Products throughout the Territory in the name of Lilly, or its Affiliates or Sublicensees; and (c) determining the label for the Products, including whether or not to accept changes proposed by any Regulatory Authority. In addition, upon reasonable request by Lilly, Rigel shall (i) at any time during the Term, deliver notices of any such assignment to the applicable Regulatory Authorities directly or via Lilly, to enable any IND, NDA or MAA for a Product to be accepted for review by the relevant Regulatory Authority; and (ii) provide Lilly with any advice regarding studies conducted by Rigel or on behalf of Rigel regarding a Product that is required to allow Lilly to respond to any Regulatory Authority that raises a question in relation to such studies during evaluation of any regulatory submission.  Further, subject to the foregoing with respect to [*], Rigel shall provide to Lilly the following items to the extent Controlled by Rigel and requested by Lilly:
(a)original documents and electronic versions of Regulatory Materials as required by Lilly to support NDA and MAA filings with respect to Products, including all Information required by Lilly to generate the quality section of the NDA and the MAA; and
(b)all material non-clinical study reports and clinical study reports for any data in each case regarding the Products generated by Rigel directly or via any contract research organization, including electronic data sets of the source information.

Lilly shall reimburse Rigel for all reasonable internal costs (at the FTE Rate) and Out-of-Pocket Expenses incurred by Rigel in connection with the activities to be undertaken by Rigel as described in this Article 4 (Regulatory Matters), quarterly in arrears within thirty (30) days of an invoice from Rigel.

4.2Regulatory Materials and Approvals.
(a)Rights and Obligations.
(i)Each Party shall keep the other Party informed, via participation on the JDC, of regulatory developments pertaining to Products throughout the Territory, without limitation by including in the reports provided to the JDC pursuant to Section 3.5(a) (Information Sharing; Records) (A) any material adverse regulatory developments with respect to the R552 Product (when subject to R552 Cost Sharing) or any other Non-CNS Penetrant Product (when subject to cost sharing following Rigel’s exercise of the Cost Sharing Option), of which such Party becomes aware and (B) the planning and results of any meetings with or submissions to any Regulatory Authority with respect to such R552 Product or other Non-CNS Penetrant Product and upon request by the other Party, providing any materials for or minutes from such meetings, and any other submissions made to or communications with such Regulatory Authority with respect to such Compounds and Products, including protocols;
(ii)Lilly shall promptly provide to Rigel an electronic copy of (A) the complete NDA for each Product (and any updates thereto), (B) the complete European MAA for each Product (and any updates thereto) and (C) the equivalent sections of any other MAA for each Product (and any updates thereto); and
(iii)For the R552 Product when subject to R552 Cost Sharing (or any other Non-CNS Penetrant Product when subject to cost sharing following Rigel’s exercise of the Cost Sharing Option), Lilly shall provide Rigel with reasonable advance notification of any significant in-person meeting or teleconference with the FDA and EMEA, and Rigel shall have the right to have its representatives attend and participate in such meetings and teleconferences between Lilly (or its Affiliates or Sublicensees) and the FDA and EMEA relevant to such Product, with the costs of such attendance and participation subject to R552 Cost Sharing.
4.3Product Withdrawals and Recalls.  In the event that: (a) any Regulatory Authority (i) threatens or initiates any action to remove any Product from the market in any country in the Territory or (ii) requires Lilly, its Affiliates, or its Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in the Field, or (b) Lilly resolves to voluntarily initiate an action to remove any Product from the market in any country in the Territory, then in each case of (a) or (b), Lilly shall notify Rigel in writing of such event within five (5) Business Days after Lilly becomes aware of the action, threat, or requirement or resolves to take such action (as applicable).  Lilly shall, so far as practicable, consult with Rigel prior to initiating a recall or withdrawal of Product in any country or regulatory jurisdiction in the Territory; provided, however, that the final decision as to whether to recall or withdraw a Product shall be made by Lilly. Lilly shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action in the Territory.
4.4Adverse Event Reporting; Safety Data Exchange and Medical Inquiries.  Representatives of each Party will begin meeting as soon as possible but no later than sixty (60) days after the Effective Date and will work in good faith together to develop safety procedures for safety data transfers, adverse event handling and reporting to Regulatory Authorities and sharing of emerging safety information from the clinical or pre-clinical work conducted by Rigel, in each case relating to the Products, including, upon request by either Party, negotiating and entering into an appropriate pharmacovigilance agreement upon reasonable and customary terms.
4.5CNS Penetrant Products.  Notwithstanding anything to the contrary in this Agreement, the rights and obligations of Lilly under this Article 4 (Regulatory Matters) with respect to CNS Penetrants and CNS Penetrant Products shall be contingent upon, and shall not take effect until, Rxxx Acceptance.

ARTICLE 5

Commercialization
5.1Overview.  Lilly shall be responsible for Commercializing the Products in the Field in the Territory and shall have the sole right to make decisions relating to such activities, with the oversight of the JSC; provided however, that if each of the following applies: (a) Rigel has not provided a Stage 1 Opt-Out Notice or Stage 2 Opt-Out Notice, and has timely and in full contributed its share of R552 Development Costs under this Agreement, (b) [*]  Rigel’s Commercialization infrastructure, capabilities, experience and expertise in the United States are adequate for the purposes contemplated herein, and (c) the Parties have executed a Co-Commercialization Agreement as described in the penultimate sentence of this Section 5.1; then Rigel shall have the right to co-Commercialize Non-CNS Penetrant Products in the U.S. by providing up to [*]  of the total Detail commitment for each such Product in the U.S., where such Details may be focused on specific Indications.  If Rigel has not provided a Stage 1 Opt-Out Notice or Stage 2 Opt-Out Notice, Lilly shall promptly notify Rigel of the anticipated launch date of each Non-CNS Penetrant Product in the U.S. (no later than [*]  months prior to such anticipated date) and Rigel may elect to conduct such co-Commercialization activities with respect to such Non-CNS Penetrant Product by providing written notice thereof no later than [*] months prior to such anticipated launch date, subject to Rigel achieving and maintaining each of the conditions set forth in the foregoing (a) through (c).  Upon such election, the Parties shall negotiate in good faith and enter into a co-Commercialization agreement setting forth the terms and conditions of such co-Commercialization activities, including compensation to Rigel for the conduct of such co-Commercialization activities in accordance with market practice and taking the overall costs and efficiencies of such contemplated co-Commercialization activities into consideration (each a “Co-Commercialization Agreement”), at least [*] months prior to the anticipated launch date. Such cost and efficiency considerations will include each Party’s sales infrastructure, disease state call points, and physical sales coverage by prescribing deciles.
5.2Commercialization Plan.  The strategy for the Commercialization of each Product in the Field in the Territory shall be described in a global plan that describes the pre-launch, launch and subsequent Commercialization activities for each such Product (each such plan, a “Commercialization Plan”).  Each Commercialization Plan shall be drafted by Lilly and, if Rigel is co-Commercializing pursuant to Section 5.1 above, the portion of such Commercialization Plan as pertains to the co-Commercialization activities being undertaken by Rigel shall be shared with Rigel promptly following the date on which each of the following has occurred: (a) receipt of Rigel’s co-Commercialization election pursuant to Section 5.1; and (b) execution of the Co-Commercialization Agreement contemplated by Section 5.1.  Lilly shall consider any Rigel comments on such plan in good faith, provided that the final determination as to the content of the applicable Commercialization Plan shall be made by Lilly. Each Party shall each use Commercially Reasonable Efforts to conduct the activities allocated to it under the Commercialization Plan.
5.3Commercialization Activities. Except for any activities allocated to Rigel under the applicable Co-Commercialization Agreement, and [*], Lilly shall use Commercially Reasonable Efforts to (a) complete the First Commercial Sale in each country or jurisdiction and for all Indications for which Marketing Approval has been obtained and (b) Commercialize each Product for all Indications for which Marketing Approval has been obtained.
5.4Commercialization Standard of Conduct.  Without limitation to any other obligations or standards imposed by a Co-Commercialization Agreement, each Party shall carry out the tasks allocated to it under each Commercialization Plan in compliance with all Applicable Laws, including the Foreign Corrupt Practices Act of 1977, as amended, any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, and all other applicable anti-bribery and export control laws and all laws applicable to the sale and promotion of pharmaceutical products.
5.5Commercialization Costs.  Subject to the terms of the applicable Co-Commercialization Agreement, Lilly shall be solely responsible for all costs and expenses incurred in connection with the Commercialization of the Products in the Territory.

5.6Sales and Distribution.  Lilly shall be responsible for receiving and filling orders, controlling invoicing, collection of payments, returns, charge-backs and rebates on sales of the Products in the Field in the

Territory, and shall have sole control over distribution of the Product in the Field in the Territory.  Rigel may not accept orders for the Products or make sales for its own account or for Lilly’s account.  If Rigel receives any order for the Products in the Field in the Territory, it shall refer such orders to Lilly for acceptance or rejection.
5.7Commercialization Updates.  In addition to the royalty reports contemplated by Section 8.4(h) (Royalty Payments and Reports) below, Lilly shall no less than twice annually provide the JSC with a high-level summary report (in a form as mutually agreed by the JSC) regarding the progress of all material Commercialization activities in those countries or jurisdictions in the Territory where the Parties are co-Commercializing a Product.
5.8Pricing.  Lilly shall be solely responsible for determining pricing and reimbursement strategy for the Products.
5.9CNS Penetrant Products.  Notwithstanding anything to the contrary in this Agreement, the rights and obligations of Lilly under this Article 5 (Commercialization) with respect to CNS Penetrants and CNS Penetrant Products shall be contingent upon, and shall not take effect until, Rxxx Acceptance.
5.10JCC.  If the JSC establishes a JCC, then the JSC may delegate any functions or responsibilities of the JSC under this Article 5 (Commercialization) to such JCC.
ARTICLE 6

Technology Transfer, Manufacture and Supply
6.1Overview.  Subject to Section 6.2 (Transfer of Technology and Manufacturing Responsibilities), Lilly, itself or through one or more Affiliates or Third Parties selected by Lilly, will be solely responsible for the Manufacture and supply of the Compounds and Products in bulk and finished form for use in Development and Commercialization under this Agreement, provided that Rigel shall be responsible for those Manufacturing activities allocated to Rigel under: (a) the R552 Development Plan, and (b) the CNS Penetrant Development Plan, as required for the CNS Program during the CNS Research Term through the delivery to Lilly of the Rxxx Data Package and, if applicable in the case of Rigel Rxxx Continuation, the Rxxx Continuation Data Package (which may, in case of (a), include any ongoing clinical supply activities contemplated under such plan with respect to the applicable Compounds or Products).
6.2Transfer of Technology and Manufacturing Responsibilities.
(a)Technology Transfer for Non-CNS Penetrants.  Rigel shall transfer to Lilly the Rigel Know-How existing as of the Effective Date that relates to the Development of R552 and other Non-CNS Penetrants, including such Rigel Know-How relating to any ongoing Clinical Trials but excluding manufacturing Information as referenced in the immediately following sentence, in accordance with the R552 Transition Plan mutually agreed upon by the Parties in writing within [*] months after the Effective Date.  In addition, Rigel shall transfer to Lilly such Rigel Know-How as is reasonably required by Lilly to replicate the process employed by or on behalf of Rigel to Manufacture the R552 Product, at such time as mutually agreed upon by Parties to enable Lilly to Manufacture (or have Manufactured) R552 Clinical Trial Material for the first Phase 3 Clinical Trial of the R552 Product.
(b)Technology Transfer for CNS Penetrants.  Promptly after Rxxx Acceptance, Rigel shall transfer to Lilly the then-existing Rigel Know-How that relates to Rxxx, including such Rigel Know-How that is reasonably necessary for Lilly to replicate the process then employed by or on behalf of Rigel to manufacture Rxxx.  Such initial technology transfer shall be carried out in accordance with the Rxxx Transition Plan, which shall be mutually agreed upon by the Parties in writing following Rxxx Acceptance.

(c)Right to Manufacture Compounds and Products.  Lilly, itself or through one or more Affiliates or Third Parties selected by Lilly, shall have the sole and exclusive right to Manufacture or have Manufactured, and to supply and have supplied, all Compounds and Products in bulk and finished form for use in

Development and Commercialization under this Agreement, except that Rigel shall perform certain Manufacturing activities with respect to: (i) the supply of its stock of R552 existing as of the Execution Date for use under the R552 Development Plan and (ii) Rxxx for purposes of the CNS Program during the CNS Research Term, as set forth in the CNS Penetrant Development Plan. The R552 Development Costs incurred in connection with such Manufacturing activities performed by either Party, along with Rigel’s costs for its existing stock of R552, which costs shall be included as R552 Development Costs, shall be shared by the Parties pursuant to Section 3.8(a) (R552 Development Cost Sharing). The cost for manufacture of R552 Clinical Trial Material shall be based upon Rigel’s Out-Of-Pocket Expenses incurred in performance of such manufacturing and the costs for personnel directly engaged in such manufacturing efforts, determined based on the applicable FTE Rate based on time actually spent performing the applicable manufacturing activity, unless another basis is otherwise agreed by the Parties in writing.
(d)Assignment of Rights.  The transfer of Manufacturing activities by Rigel to Lilly as contemplated in this Section 6.2 (Transfer of Technology and Manufacturing Responsibilities) shall not require Rigel to assign its rights and/or interest in and to any of Rigel’s agreements with a Third Party (unless otherwise agreed by the Parties) or of the Rigel Patents and/or Rigel Know-How.
(e)Costs. Except as otherwise expressly provided in this Section 6.2 (Transfer of Technology and Manufacturing Responsibilities), each Party shall bear its costs incurred in connection with the activities, work, technology transfer and assignments described in this Section 6.2 (Transfer of Technology and Manufacturing Responsibilities).
ARTICLE 7

Licenses And Exclusivity
7.1Grants.
(a)License Grant to Lilly.
(i)Non-CNS Penetrants. Subject to the terms and conditions of this Agreement (including Rigel’s retained rights under Section 7.3 (Rigel Retained Rights) below), Rigel hereby grants Lilly a royalty-bearing, sublicensable (solely in accordance with Section 7.2(a) (Scope of Permissible Sublicensing)), exclusive license, under Rigel’s and its Affiliate’s rights, titles, and interests in and to the Rigel Technology, to Exploit Non-CNS Penetrants and Non-CNS Penetrant Products in the Field in the Territory.
(ii)CNS Penetrants. Subject to the terms and conditions of this Agreement (including Rigel’s retained rights under Section 7.3  (Rigel Retained Rights) below), Rigel hereby grants Lilly a royalty-bearing, sublicensable (solely in accordance with Section 7.2(a) (Scope of Permissible Sublicensing)), exclusive license, under Rigel’s and its Affiliate’s rights, titles, and interests in and to the Rigel Technology, to Exploit CNS Penetrants and CNS Penetrant Products in the Field in the Territory; provided, however, that the foregoing license shall automatically terminate, without any further action required by either Party, following an Rxxx Opt-Out by Lilly.
(b)License Grant to Rigel.  Subject to the terms and conditions of this Agreement, Lilly hereby grants Rigel a non-exclusive license, under Lilly’s and its Affiliate’s rights, titles, and interests in and to the Lilly Technology to perform or have performed activities allocated to Rigel under the Development Plans, the Commercialization Plans and the Co-Commercialization Agreement(s), in each case, solely to the extent such document expressly provides for the use of such Lilly Technology in the performance of such activity, and solely in respect of such specified Lilly Technology.

(c)Access to Safety Information.  Each Party hereby grants to the other Party access to and a right to use and disclose any Information Controlled by such Party to the extent pertaining to the safety of any Compounds and Products, solely as required pursuant to the request or notification of any Regulatory Authority or as otherwise required pursuant to Applicable Laws.

7.2Sublicenses and Distributorships.
(a)Scope of Permissible Sublicensing.  The license granted by Rigel to Lilly in Section 7.1(a) (License Grant to Lilly) may be sublicensed by Lilly through multiple tiers of sublicenses: (i) to its Affiliates in the Territory or in any country of the Territory without Rigel’s prior written consent; (ii) to a Third Party that [*]  with respect to any [*], only with Rigel’s prior written consent, (iii) to a Third Party [*] other than a sublicense within clause (ii); provided that, if such sublicense [*] and [*], such sublicense shall require the prior written consent of Rigel; and (iv) to a Third Party [*], other than a sublicense within clause (ii), without the prior written consent of Rigel. Lilly shall remain ultimately responsible for the performance of its Sublicensees and shall require its Sublicensees to comply with the terms and conditions of this Agreement.  As used herein, “Sublicensee” means any Third Party to which Lilly has granted a right or license to Exploit Compounds or Products other than a Distributor.
(b)Distributorships.  Lilly shall have the right, in its sole discretion, to appoint its Affiliates, and Lilly and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country of the Territory, to distribute, market and sell the Products, provided that Lilly shall remain ultimately responsible for the performance of such Distributors. As used herein, “Distributor” shall mean any such Person that is not an Affiliate of Lilly.
7.3Rigel Retained Rights.  Rigel retains (a) the right to practice and license the Rigel Technology outside the scope of the license granted to Lilly under Section 7.1(a) (License Grants to Lilly), (b) to use Compounds solely for the purpose of its internal research or to perform or have performed those activities allocated to Rigel pursuant to the R552 Development Plan or CNS Penetrant Development Plan, the Commercialization Plan and any Co-Commercialization Agreement (as applicable), and (c) all right, title and interest in and to all Excluded Technology, except to the extent agreed in writing by Rigel to be Developed by Rigel for use with R552 or R552 Product and expressly set forth in the R552 Development Plan.  As used herein, “Excluded Technology” means any Rigel Technology pertaining to diagnostics or any active pharmaceutical ingredient other than a Compound.
7.4No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.
7.5Exclusivity.
(a)Restrictions. Subject to Section 7.3 (Rigel Retained Rights), beginning on the Effective Date and continuing for the Royalty Term, [*]  agrees for itself and its Affiliates not to: (i) Develop, Manufacture or Commercialize any [*]  anywhere in the Territory for an Indication within the Field other than Compounds and Products solely in accordance with the terms of this Agreement (any such [*], a “Competing Product”), (ii) Develop, Manufacture or Commercialize any Compound or Product anywhere in the Territory for use in an Indication outside of the Field, or (iii) authorize or assist any Third Party to do any of the foregoing activities described in clause (i) or (ii).

(b)Acquisition or Change of Control.
(i)Notwithstanding anything to the contrary in this Agreement, if, during the Term, (1) [*]  or any of its Affiliates acquires rights to [*] through an Acquisition, such Acquisition, and the development and commercialization of such [*]  thereafter, shall not constitute a breach of Section 7.5(a) (Restrictions) if [*]  or such Affiliate, as applicable, (A) divests or out-licenses on an exclusive basis such [*]  to a Third Party (without retaining material rights to such [*]  other than: (x)  in circumstances where [*], the right to [*]  and a right to [*], or (y) in circumstances where [*], the right to [*], and a right to [*]), or ceases any activities in violation of Section 7.5(a)

(Restrictions) with respect to such [*]  within [*]  months of closing of the Acquisition and (B) prior to such divestiture, out-license or cessation, institutes appropriate firewalls and other customary security measures to completely segregate all activities in respect of such [*]  from the activities contemplated under this Agreement; or (2) [*]  undergoes a Change of Control, then the provisions of Section 7.5(a) (Restrictions) shall not apply to any activities conducted by or on behalf of a member of a Change of Control Group with respect to programs existing as of the date of such Change of Control or initiated thereafter, provided that such programs are segregated from activities under this Agreement.
(ii)Following a Change of Control of [*], [*] may elect within thirty (30) days after such Change of Control, whether the [*] Scenario (in subsection (iii) below) or the [*] Scenario (in subsection (iv) below) shall apply following such Change of Control, in each case only if such a member of such Change of Control Group is engaged in the Development, Manufacture or Commercialization of a Competing Product that would be restricted by the provisions of Section 7.5(a) (Restrictions) as of the closing of the Change of Control transaction in the absence of the provisions set forth in Section 7.5(b)(i).
(iii)The “[*] Scenario” means that [*]. Additionally, under the [*] Scenario, the following shall apply:
(1)within [*] days, [*] shall [*], to the extent [*] that [*], which in each case, is [*], and upon [*] reasonable request and expense, [*] will: (A) [*]; and (B) [*], including [*]. The [*] to be undertaken under the foregoing shall be overseen by a Committee established for such purposes, which Committee shall [*];
(2)[*], and [*] pursuant to this Agreement, shall [*];
(3)with the exception of the [*], which shall continue as normal, all other [*]shall instead be [*] with respect to [*], in all cases, [*];
(4)[*] under this Agreement [*];
(5)subject to [*], [*]; and
(6)With respect to [*], [*] as outlined in [*].
(7)[*] shall thereafter have no right to (A) [*] with respect to, [*]; (B) [*]; or (C) [*]; provided, that, for clarity, each Party shall continue to have the right to [*].
(iv)The “[*] Scenario” means that [*], and this Agreement shall [*] prior to the Change of Control, and in which case: (1) except as described herein, Lilly and Rigel will maintain their respective rights under this Agreement; (2) Rigel and Lilly shall continue to comply with their respective diligence obligations hereunder, with the same criteria for evaluation of diligence applied to such activities after the consummation of such Change of Control as compared to prior to the consummation of such Change of Control; (3) [*]shall in each case cease as of the date [*], and thereafter be of no further force and effect; (4) [*]shall no longer be obligated to [*], and instead, [*], and [*] pursuant to this Agreement; and (5) [*] shall continue to apply [*], subject to [*].

(c)[*]. As of the Execution Date, Rigel has not granted any Third Party any right, title or interest in or to [*]. Rigel shall not grant any Third Party any right, title or interest in or to [*] in the period between the Execution Date and Effective Date. Beginning on the Effective Date and ending [*], Rigel will (i) notify Lilly of [*] and (ii) provide Lilly with a summary of material data pertaining to R289 as available promptly following (A) Lilly’s written request or (B) [*].  During such period, Rigel will also notify Lilly [*] and, at Lilly’s request within [*] days thereof, Rigel will provide Lilly a summary of material data pertaining to [*] to the extent then-available to Rigel.  At Lilly’s request, the Parties will discuss as mutually agreed the possibility of a licensing agreement with respect to [*].

ARTICLE 8

Financial Terms
8.1Upfront Payment.  In consideration of the rights and licenses granted under this Agreement, no later than [*] days after the Effective Date, Lilly shall pay to Rigel a non-refundable, non-creditable upfront payment of one hundred twenty-five million dollars ($125,000,000) in cash by wire transfer of immediately available funds into an account designated by Rigel, provided however, that Lilly shall not be required to disburse funds to a jurisdiction other than Rigel’s jurisdiction of incorporation or Rigel’s jurisdiction of principal business activity.
8.2Development and Regulatory Milestone Payments.  Lilly shall make milestone payments to Rigel based on achievement of certain development and regulatory milestone events as set forth in this Section 8.2 (Development and Regulatory Milestone Payments).  Lilly shall notify and pay to Rigel the amounts set forth in this Section 8.2 (Development and Regulatory Milestone Payments) within [*] days after the achievement of the applicable milestone event.  Each such payment shall be non-refundable and non-creditable against any other payment due under this Agreement.
(a)Non-CNS Penetrant Products.  Lilly shall make each of the following milestone payments to Rigel for each Non-CNS Penetrant Product to achieve the corresponding milestone event for the applicable Indication for which such milestone event has been met.

Milestone Event	Milestone Payment
[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]

[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

(b)CNS Penetrant Products.  Lilly shall make each of the following milestone payments to Rigel for each CNS Penetrant Product to achieve the corresponding milestone event for the applicable Indication for which such milestone event has been met.

Milestone Event	Milestone Payment
[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

(c)Skipped Milestones; Additional Milestone Details.  With respect to a given Product for a given Indication, the milestone events set forth in this Section 8.2 (Development and Regulatory Milestone Payments) based upon a Clinical Trial (each, a “Clinical Milestone Event”) are intended to be successive in the order in which they are listed.  If a given Product for a given Indication is not required to undergo the event associated with any such Clinical Milestone Event, then such skipped Clinical Milestone Event will be deemed to have been achieved upon the achievement by such Product for such Indication of the next successive Clinical Milestone Event, as applicable and the corresponding milestone payment for such skipped Clinical Milestone Event shall become due.  In addition, with respect to a given Product for a given Indication, the milestone events set forth in this Section 8.2 (Development and Regulatory Milestone Payments) based upon First Commercial Sale or Marketing Approval (each, a “FCS/MA Milestone Event”) are intended to be successive in relation any Clinical Milestone Event.  If a given Product for a given Indication is not required to undergo the event associated with any such Clinical Milestone Event, then such skipped Clinical Milestone Event (if not previously deemed to have been achieved and paid pursuant to the second sentence and last sentence of this Section 8.2(c) (Skipped Milestones)) will be deemed to have been achieved upon the achievement by such Product for such Indication of any FCS/MA Milestone Event, as applicable and the corresponding milestone payment for such skipped Clinical Milestone Event shall become due.  Payment for any such skipped Clinical Milestone Event that becomes due in accordance with this Section 8.2(c) (Skipped Milestones) with respect to a given Product for a given Indication shall be made concurrently with the payment for achievement of such successive milestone event by such Product for such Indication. For clarity, first and second Indications are intended to signify the first and second achievement of the Clinical Milestone Event or FCS/MA Milestone Event with respect to distinct Indications and the Indication that triggers payment within each Indication category (i.e., “First Indication”, “Second Indication” and “Third Indication”) may, but need not, be the same Indication.  For example, if a Phase 3 Clinical Trial is first conducted with respect to rheumatoid arthritis (on which a milestone payment would be owed under the First Indication category), and then Marketing Approval and First Commercial Sale first occurs with respect to psoriasis, then the milestone for First Commercial Sale within the “First Indication” category would apply to such First Commercial Sale with respect to psoriasis. If Marketing Approval is subsequently and consecutively achieved for rheumatoid arthritis after Marketing Approval for psoriasis, then the milestone for Marketing Approval within the “Second Indication” category would apply to such Marketing Approval for rheumatoid arthritis.
8.3Commercial Milestone Payments.
(a)Non-CNS Penetrant Products.  Lilly shall make each of the milestone payments indicated below to Rigel, on a Non-CNS Penetrant Product-by-Non-CNS Penetrant Product basis, when aggregate, cumulative Net Sales of the applicable Non-CNS Penetrant Product across all Indications in the Territory first reach the specified dollar values in any Calendar Year.  Each such milestone payment shall be non-refundable and non-creditable against any other payment due under this Agreement.

Aggregate Net Sales in the Territory for a Non-CNS Penetrant Product in a Calendar Year	Milestone Payment
$[*]	$[*]
$[*]	$[*]

(b)CNS Penetrant Products.  Lilly shall make each of the milestone payments indicated below to Rigel, on a CNS Penetrant Product-by-CNS Penetrant Product basis, when aggregate, cumulative Net Sales of the applicable CNS Penetrant Product across all Indications in the Territory first reach the specified dollar values in any Calendar Year.  Each such milestone payment shall be non-refundable and non-creditable against any other payment due under this Agreement.

Aggregate Net Sales in the Territory for a CNS Penetrant Product in a Calendar Year	Milestone Payment
$[*]	$[*]

$[*]	$[*]

(c)Payment Procedure.  Lilly shall notify and pay to Rigel the amounts set forth in this Section 8.3 (Commercial Milestone Payments) within [*] days after the end of the Calendar Quarter in which the applicable milestone event is achieved.  If more than one milestone event set forth in this Section 8.3 (Commercial Milestone Payments) is achieved for the first time during the same Calendar Year, with respect to the same Product or with respect to different Products, then Lilly shall remain obligated to make payments to Rigel for each milestone payment triggered by the occurrence of each and every such milestone event.  Each such payment shall be non-refundable and non-creditable against any other payment due under this Agreement.
8.4Royalty Payments.
(a)Non-CNS Penetrant Products.  On a Non-CNS Penetrant Product-by-Non-CNS Penetrant Product basis, during the Royalty Term, Lilly shall pay to Rigel non-refundable, non-creditable royalties on Net Sales of each Non-CNS Penetrant Product in the Territory as calculated by multiplying the applicable amount of incremental Net Sales of such Non-CNS Penetrant Product in the Territory in the applicable Calendar Year by the applicable royalty rate set forth:  (i) in the case of the R552 Product or any other Non-CNS Penetrant Product for which Rigel has exercised its Cost Sharing Option, (A) in column A of the following table if Rigel has not provided a Stage 1 Opt-Out Notice or Stage 2 Opt-Out Notice; (B) in column B of the following table if Rigel has provided a Stage 1 Opt-Out Notice; or (C) in column C of the following table if Rigel has provided a Stage 2 Opt-Out Notice or (ii) in the case of any Non-CNS Penetrant Product other the R552 Product for which Rigel has not exercised its Cost Sharing Option, in column B of the following table:

Royalty Rate
Annual Net Sales for a Non-CNS Penetrant Product in the Territory	A: No Opt-Out	B: Stage 1 Opt-Out	C: Stage 2 Opt-Out
Portion less than $[*]	[*]%	[*]%	[*]%
Portion greater than or equal to $[*]and less than $[*]	[*]%	[*]%	[*]%
Portion greater than or equal to $[*] and less than $[*]	[*]%	[*]%	[*]%
Portion greater than or equal to $[*] and less than $[*]	[*]%	[*]%	[*]%
Portion greater than or equal to $[*]	[*]%	[*]%	[*]%

(b)CNS Penetrant Products.  On a CNS Penetrant Product-by-CNS Penetrant Product basis, during the Royalty Term, Lilly shall pay to Rigel non-refundable, non-creditable royalties on Net Sales of each CNS Penetrant Product in the Territory as calculated by multiplying the applicable amount of incremental Net Sales of such CNS Penetrant Product in the Territory in the applicable Calendar Year by the applicable royalty rate set forth in the following table:

Annual Net Sales for a CNS Penetrant Product in the Territory	Royalty Rate
Portion less than $[*]	[*]%
Portion greater than or equal to $[*] and less than $[*]	[*]%
Portion greater than or equal to $[*] and less than $[*]	[*]%
Portion greater than or equal to $[*] and less than $[*]	[*]%
Portion greater than or equal to $[*]	[*]%

(c)Generic Competition.  In the event of Generic Competition having first occurred in any country, Lilly shall thereafter owe royalties under Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, on the Net Sales of such Product in such country at rates that are [*] less than the rates otherwise payable under Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, for the remainder of the Royalty Term. In the event that, following Generic Competition in such country, a second Generic Equivalent is launched by a Third Party in such country, the foregoing reduction of [*] of the rates otherwise payable under Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, shall increase to [*], in respect of such country.
(d)Third Party Payments.  In the event that Lilly reasonably determines that rights to one or more Patents in any country owned by a Third Party that Cover the composition of matter of a Compound contained in a Product are necessary or useful in order to avoid infringement of such Patent(s) in connection with the Manufacturing or Commercialization of such Product in such country under this Agreement, Lilly shall have the right to negotiate and acquire such rights through a license or otherwise and to deduct from the royalty payments due to Rigel under Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, on the Net Sales of such Product in such country an amount equal to [*] of the payments due by Lilly to such Third Party for such rights; provided, however, that in no event shall such royalty payments due to Rigel be reduced by more than [*] in any Calendar Quarter by reason of this Section 8.4(d) (Third Party Payments); and provided, further, that Lilly shall be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Lilly would have been entitled to make a deduction pursuant to this Section 8.4(d) (Third Party Payments) but is unable to take such deduction pursuant to the first proviso in this Section 8.4(d) (Third Party Payments).
(e)Maximum Amount of Royalty Reduction.  In no event shall the royalty payable to Rigel under Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, with respect to a given Product in a given country be reduced by more than [*] in aggregate in any Calendar Quarter as a result of the reductions set forth in [*].

(f)No Valid Claim. From and after the first Calendar Quarter during the Royalty Term for a Product for which there is no longer a Valid Claim of a Rigel Patent that Covers either (i) the composition of matter of such Product, or (ii) a method of use of such Product within the approved label for such Product (such that there are no such methods of use within the approved label not covered by such a Valid Claim), in a given country, the royalty rates provided in Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, for such Product in such country will be reduced in such country by [*] for such Calendar Quarter and each subsequent Calendar Quarter during the Royalty Term [*].

(g)Royalty Term.  Royalties due under Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, with respect to each particular Product in a particular country, will commence upon the First Commercial Sale of such Product in such country and will be payable until the latest of:  (i) the expiration of the last to expire Valid Claim of any [*] Patent (or a [*] Patent, but only if [*] with respect to such Product in accordance with [*]) in such country that Covers [*] such Product, (ii) the expiration of all Valid Claims of any [*] Patent (or a [*] Patent, but only if [*] with respect to such Product in accordance with [*]) in such country that Covers [*] such Product in such country, such that, [*], (iii) expiration of all regulatory exclusivity periods, including data exclusivity, with respect to such Product in such country and (iv) twelve (12) years after First Commercial Sale of such Product in such country (such period, the “Royalty Term”).  Following the Royalty Term with respect to a particular Product and country, the licenses to Lilly set forth in Section 7.1(a) (License Grants to Lilly) shall continue in effect but shall become perpetual, fully paid-up and royalty-free with respect to such Product and such country.
(h)Royalty Payments and Reports.  All royalties payable to Rigel pursuant to this Section 8.4 (Royalty Payments) shall be paid within [*] days after the end of each Calendar Quarter.  Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Product-by-Product basis, of the sales volume of the applicable Product in the Territory during the applicable Calendar Quarter, Net Sales of the applicable Product in the Territory during the applicable Calendar Quarter, a calculation of any applicable currency conversions in reasonable detail, and a calculation of the amount of royalty payment due on such sales for such Calendar Quarter.
8.5Taxes.
(a)Withholdings. The royalties, milestone payments and other amounts payable by a Party (the “Payor”) to the other Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Laws.  The Payor shall deduct and withhold from such payments any taxes that it is required by Applicable Laws to deduct or withhold on the Payee’s behalf. Notwithstanding the foregoing, if the Payee is entitled under any applicable tax treaty to a refund, a reduction of rate, or the elimination of applicable withholding tax, it may deliver to the Payor or the appropriate Governmental Authority with the assistance of the Payor, to the extent that this is reasonably required, the prescribed forms necessary to obtain such refund or to reduce the applicable rate of withholding or to relieve the Payor of its obligation to withhold tax, and the Payor shall apply the reduced rate of withholding, or dispense with withholding, as the case may be provided that the Payor has received evidence, in a form reasonably satisfactory to the Payor, of the Payee’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [*] days prior to the time that such payments are due. The Parties shall cooperate in accordance with Applicable Laws to minimize withholding taxes.  If, in accordance with the foregoing, the Payor withholds any amount, it shall pay to the Payee the balance when due, make timely payment to the proper taxing authority of the withheld amount on the Payee’s behalf, and send to the Payee proof of such payment within [*] days following that payment.
(b)Notwithstanding Section 8.5(a), the Parties acknowledge and agree that if Lilly (or its Affiliates or successors) is required to make a payment to Rigel subject to a deduction or withholding of tax, and if such deduction or withholding of tax arises or is increased solely as a result any action taken by Lilly or its Affiliates or successor or assignee, including without limitation the assignment or transfer of all or a portion of this Agreement by the Payor pursuant to Section 15.6 (Assignment) or otherwise, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of Lilly, or payments arise or are deemed to arise through a branch of the Payor (each a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the payment by Lilly (in respect of which such deduction and withholding of tax is required to be made) shall be increased by the amount necessary to ensure that Rigel receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred.

8.6Payment.  All payments under this Agreement shall be made in Dollars by wire transfer of immediately available funds to the bank account as may be designated in writing by the Payee to the Payor from time to time, provided however, the Payor shall only be required to disburse funds to the Payee’s jurisdiction of incorporation or the Payee’s jurisdiction of principal business activity.
8.7Foreign Exchange.  For the purpose of computing the Net Sales of Products sold in a currency other than Dollars, Lilly’s then-current standard exchange rate methodology using rates of exchange reported by a widely recognized exchange service, consistently applied to prepare its audited, publicly reported financial statements, will be employed for the translation of foreign currency sales into Dollars.
8.8Late Payments.  If a Party does not receive payment of any sum due to it under this Agreement on or before the due date, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a rate of [*] over the then-current 30-day LIBOR rate, or the maximum rate allowable by Applicable Laws, whichever is less.  From and after the Execution Date, in the event that LIBOR ceases to be considered the prevailing market convention for determining a rate of interest for U.S. dollar-denominated syndicated credit facilities, then the Parties will meet in good faith and agree on the appropriate Benchmark Rate replacement for LIBOR (with such agreed replacement to be appropriately documented in writing). In the event that the Parties agree upon a Benchmark Rate replacement for LIBOR, such rate shall apply retroactively to such time as the LIBOR rate was no longer available. For the purposes of this section, “Benchmark Rate” shall mean any evolving or then-prevailing internationally recognized market convention for determining a rate of interest that replaces LIBOR.
8.9Financial Records; Audits. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the basis and accuracy of royalty payments, commercial milestone payments and reimbursement of costs, including R552 Development Costs, made under this Agreement, as applicable. Such records shall be kept for such period of time required by Applicable Laws, but no less than [*] years following the end of the Calendar Quarter to which they pertain. Upon reasonable prior written notice not more than [*], each Party (the “Requesting Party”) may request to have a “Big 4” accounting firm (i.e., KPMG, PwC, Deloitte or Ernst & Young) reasonably acceptable to the other Party (the “Audited Party”) to inspect such Audited Party’s records for the sole purpose of verifying the accuracy of payments made hereunder for a period covering not more than [*] years following the Calendar Quarter to which they pertain.  No period may be audited more than once. Such audit rights may be performed during the regular business hours of the Audited Party. The Audited Party may require the accounting firm to sign a customary confidentiality agreement before providing the accounting firm with access to its facilities or records, and any such accounting form shall keep confidential any information obtained during such inspection and shall report to each Party only the amounts of Net Sales and payments due and payable during the applicable period hereunder (including, for clarity, any payments made pursuant to either Party’s R552 Cost Sharing obligations hereunder).  Upon completion of the audit, the accounting firm shall simultaneously provide both Parties with its written report, and such report will be the Confidential Information of the Audited Party. No other information shall be provided to the Requesting Party.  If the audit determines that an underpayment or overpayment has been made, then the Party owing the underpaid or overpaid amount shall promptly (and in any event within [*] days after delivery of such report) pay such amount to the other Party.  The Requesting Party shall bear the full cost of the audit unless the audit discloses an underpayment to the Requesting Party that is both: (a) at least [*] or more of the amount that was owed by the Audited Party with respect to the relevant period, and (b) at least [*], in which case, the Audited Party shall bear the full cost of such audit.

ARTICLE 9

Intellectual Property
9.1Ownership of Inventions.  Each Party shall own all inventions and Information made solely by it and its Affiliates and their respective employees, agents or independent contractors in the course of Exploitation of Compounds and Products under this Agreement (collectively, “Sole Inventions”).  All inventions and Information that are made jointly by employees, agents or independent contractors of each Party (or its Affiliates) in the course of Exploitation of Compounds and Products under this Agreement (collectively, “Joint Inventions”) shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent laws.  Inventorship shall be determined in accordance with U.S. patent laws.  Subject to the licenses and rights expressly granted under this Agreement, each Party is entitled to Exploit the Joint Inventions for all purposes on a worldwide basis, without consent of and without a duty of accounting to the other Party.  Each Party shall grant, and hereby does grant, all permissions, consents and waivers with respect to, and licenses under, such Party’s interest in the Joint Inventions, throughout the world, necessary to provide the other Party with such rights of Exploitation of the Joint Inventions, and shall execute documents as necessary to effectuate the intent of the foregoing.
9.2Disclosure of Inventions.  Each Party shall promptly disclose to the other Party in writing all Sole Inventions and Joint Inventions that pertain to Compounds or Products, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Sole Inventions or Joint Inventions.  Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.
9.3Prosecution of Patents.
(a)[*] Patents. As between the Parties: (a) [*] has the first right, but not the obligation, to prepare, file, prosecute (including any interferences, reissue proceedings, reexaminations and other administrative proceedings) and maintain (“Prosecute”) any [*] Patents that [*] (the “[*] Patents”) at [*] sole cost and expense. For clarity, [*] Patents include, but are not limited to [*] patents that [*]. [*] shall provide [*] reasonable opportunity to review and comment on such Prosecution efforts regarding such [*] Patents in the Territory. [*] shall provide [*] with a copy of material communications from any patent authority in the Territory regarding such [*] Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  If [*] determines in its sole discretion that it intends to abandon or not Prosecute a [*] Patent, then [*] shall provide [*] written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment of such [*] Patent.  [*] shall have the right, but not the obligation, to Prosecute such [*] Patent at [*] expense. If the proposed abandonment of such [*] is necessary to [*] in respect of the [*] right to continue Prosecution of such [*] Patent will be limited to the extent necessary to [*], provided that if any such abandonment or limitation would result in [*] under this Agreement, then, notwithstanding anything to the contrary in this Agreement, [*].
(b)Rigel Patents Other Than Joint Patents.  Except as otherwise provided in Section 9.3(a) ([*]Patents), as between the Parties, Rigel shall have the sole right and authority to Prosecute the Rigel Patents other than Joint Patents in any jurisdiction in the Territory, at Rigel’s cost and expense.  Rigel shall provide Lilly reasonable opportunity to review and comment on such Prosecution efforts regarding such Rigel Patents in the Territory; provided that in no event shall [*]. Rigel shall provide Lilly with a copy of material communications from any patent authority in the Territory regarding such Rigel Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  If Rigel determines in its sole discretion to abandon or not Prosecute a Rigel Patent (other than as provided below with respect to filings in a particular jurisdiction claiming priority to another Rigel Patent), then Rigel shall provide Lilly written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment of such Rigel Patent.  Lilly shall have the right, but not the obligation, to Prosecute such Rigel Patent on behalf of Rigel at Lilly’s expense, provided that in no event shall [*].  If Lilly desires Rigel to file a Rigel Patent in a particular jurisdiction (where a corresponding Rigel Patent has not already been filed) within the Territory that claims priority to another Rigel Patent, Lilly shall provide written notice to Rigel requesting that Rigel file such patent application in such jurisdiction, and Rigel shall file and Prosecute such Rigel Patent and any patent issuing thereon in such jurisdiction.

(c)Lilly Patents Other Than Joint Patents.  Lilly shall have the sole right and authority to Prosecute the Lilly Patents other than Joint Patents in any jurisdiction in the Territory, at Lilly’s costs and expense.
(d)Joint Patents.  Except as otherwise provided in Section 9.3(a) ([*] Patents), with respect to any potentially patentable Joint Invention, the Parties shall confer in good faith and agree upon which Party, if any, shall Prosecute patent applications and patents covering such Joint Invention (any such patent application and any patents issuing therefrom, a “Joint Patent”) in any jurisdictions throughout the Territory, at the responsible Party’s expense.  It is the intention of the Parties that, unless otherwise agreed in writing, [*] would Prosecute any Joint Patents in the Territory, provided that in no event shall [*], except with [*] prior written consent. The Party that Prosecutes a patent application in the Joint Patents (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such Prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts.  The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being Prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  In particular, each Party agrees to provide the other Party with all information necessary to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.  Should the Prosecuting Party determine that it will no longer support the continued Prosecution of a particular Joint Patent in a country or jurisdiction, such Prosecuting Party shall provide the other Party with written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment of such Joint Patent.  Such other Party shall have the right, but not obligation, to Prosecute such Joint Patent on behalf of the Parties at its expense.  If the proposed abandonment of such [*] in respect of the [*] right to continue Prosecution of such [*] Patent will be limited to the extent necessary to [*], provided that if any such abandonment or limitation would result in [*] under this Agreement, then, notwithstanding anything to the contrary in this Agreement, [*]. If the other Party desires the Prosecuting Party to file a Joint Patent in a particular jurisdiction (where a corresponding Joint Patent has not already been filed) within the Territory that claims priority to another Joint Patent, such other Party shall provide written notice to the Prosecuting Party requesting that such Prosecuting Party file such patent application in such jurisdiction, and the Prosecuting Party shall file and Prosecute such Joint Patent and any patent issuing thereon in such jurisdiction.
(e)Cooperation in Prosecution and Orange Book Listing.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Prosecution efforts provided above in this Section 9.3 (Prosecution of Patents), including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and including reasonable assistance and cooperation in determining a complete and correct list of [*] Patents, Rigel Patents, Lilly Patents and Joint Patents for Orange Book Listing.  Such assistance shall include the provision by Rigel to Lilly of all Information, including a complete list of [*] Patents Covering the Compounds and Products, reasonably necessary to enable Lilly to make filings with Regulatory Authorities with respect to the [*] Patents, including as required in connection with (i) any Orange Book Listing, if inside the U.S.; and (ii) the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents, if outside the U.S. Lilly shall have final decision-making authority with respect to patents to be listed in the Orange Book Listing or international equivalents for Products.
9.4Infringement and Third Party Litigation.
(a)Notification.  If a Party becomes aware of any infringement, threatened infringement, or alleged infringement of the [*] Patents, Rigel Patents (where such Rigel Patent also includes a Valid Claim Covering a Compound or Product), Lilly Patents or Joint Patents on account of a Third Party’s manufacture, use or sale of a Compound or Product in the Field, including any “patent certification” filed in the U.S. under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with the sale or proposed sale of a Product (in each case, a “Product Infringement”), then such Party shall promptly notify the other Party in writing within [*] Business Days of any such Product Infringement and shall provide evidence in such Party’s possession demonstrating such Product Infringement.

(b)Enforcement Rights.  Lilly shall have the first right, but not the obligation, to bring an appropriate claim, suit or other action against any person or entity engaged in Product Infringement of a [*] Patent, Rigel Patent (where such Rigel Patent also includes a Valid Claim Covering a Compound or Product), or Joint Patent, and the sole right, but not the obligation, to bring an appropriate claim, suit or other action against any person or entity engaged in Product Infringement of a Lilly Patent in the Territory.  Lilly shall have a period of [*] days after its receipt or delivery of such notice and evidence (as applicable), or if shorter, until [*] Business Days before the time limit, if any, set forth in the Applicable Laws for filing of such claim, suit or other action, to enforce such [*] Patent, Rigel Patent, or Joint Patent against such Third Party.  In the event Lilly does not so commence such enforcement within such time period, it shall notify Rigel in writing as soon as possible, no later than the date on which such period expires, and Rigel shall have the right to commence a suit or take action to enforce the applicable [*]Patent, Rigel Patent, or Joint Patent with respect to such Product Infringement (but not, for clarity, enforcement of any Lilly Patent).  The other Party shall provide to the Party enforcing any such Patents under this Section 9.4(b) (Enforcement Rights) reasonable assistance in such enforcement, at the enforcing Party’s request and expense, including joining such claim, suit or action as a party plaintiff, if required by Applicable Law, to pursue such claim, suit or action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.
(c)Third Party Litigation.  Except as otherwise set forth in Article 11 (Indemnification), in the event of any actual or threatened suit against Rigel, Lilly or their respective Affiliates that (i) the Exploitation of Compounds or Products in the Field in the Territory or (ii) the practice of a Rigel Technology or Lilly Technology or any part thereof in connection with the activities set forth in subsection (i) above, in each case by or on behalf of Lilly under this Agreement, infringes the patent or intellectual property rights of any Third Party (an “Infringement Suit”), the Party first becoming aware of such Infringement Suit shall promptly give written notice to the other Party.  The Party to the suit shall have the sole right, but not the obligation, through counsel of its choosing, to assume direction and control of the defense of claims arising therefrom (including the right to settle such claims in its sole discretion).  The other Party shall provide to the Party controlling any such defense under this Section 9.4(c) (Third Party Litigation) reasonable assistance in such enforcement, at the defending Party’s request and expense.  The defending Party shall keep the other Party regularly informed of the status and progress of such defense efforts, and shall reasonably consider the other Party’s comments on any such efforts.  This Section 9.4(c) (Third Party Litigation) shall not be construed to modify either Party’s rights or obligations under Article 11 (Indemnification).
(d)Settlement.  Except as expressly provided under Section 9.4(c) (Third Party Litigation) above, prior written consent of the other Party is required for either Party to settle any claim, suit or action that it brought under this Section 9.4 (Infringement and Third Party Litigation) involving the intellectual property of the other Party in any manner that would negatively impact such intellectual property.
(e)Expenses and Recoveries.  If monetary damages are recovered from a Third Party in a claim, suit or action under Section 9.4(b) (Enforcement Rights) against any person or entity engaged in Product Infringement of the Rigel Patents (where such Rigel Patent also includes a Valid Claim Covering a Compound or Product), [*] Patents or Joint Patents in the Territory, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amount shall be distributed as follows:  (i) if Lilly is the Party enforcing such Patent, then any remaining amount shall be allocated [*] to Lilly and [*] to Rigel; and (ii) if Rigel is the Party enforcing such Patent, then any remaining amount shall be allocated [*] to Rigel and [*] to Lilly.
9.5Confirmatory Patent Licenses.  Rigel shall, if requested to do so by Lilly and at Lilly’s expense, promptly enter into confirmatory license agreements in a customary form reasonably requested by Lilly for the purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Lilly considers appropriate.
9.6Patent Marking.  Lilly shall, and shall require its Affiliates and Sublicensees to, mark the Product sold by it hereunder with appropriate patent numbers or indicia to the extent required by Applicable Law.

9.7Personnel Obligations. Prior to any Person beginning work under this Agreement, Lilly and Rigel shall ensure that their respective employees, agents and independent contractors, and those of their respective Affiliates engaged in activities under this Agreement, are bound by written obligations of non-disclosure and non-use with respect to Confidential Information and invention assignment that are consistent with this Agreement, including: (a) promptly reporting to the applicable Party any invention, discovery, process or other intellectual property right arising in the course of this Agreement; (b) assigning to the applicable Party all of his, her or its right, title and interest in and to any invention, discovery, process or other intellectual property right arising in the course of this Agreement; (c) cooperating in the Prosecution and enforcement of any patent and patent application covering the inventions described in subsection (b) above; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Section 9.7 (Personnel Obligations); and (e) abiding by the obligations of non-disclosure and non-use set forth in Article 12 (Confidentiality).  It is understood and agreed that such non-disclosure, non-use and invention assignment agreements need not reference or be specific to this Agreement.
9.8Patent Term Extensions.
(a)The Parties shall cooperate in obtaining patent term extensions (under but not limited to the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates, or their equivalents, with respect to the [*] Patents, Rigel Patents, Lilly Patents and/or Joint Patents Covering Products in any country and/or region where applicable.
(b)[*] shall determine which [*] Patent, Rigel Patent or Lilly Patent it will apply to extend, after consulting with [*] and reasonably considering any opinion provided, and shall file for such adjustment and extension at [*] cost and expense.
9.9Trademarks.  Lilly shall be responsible at its sole cost and discretion for the selection, registration, maintenance and defense of all Trademarks for use in connection with the sale or marketing of the Products in the Field in the Territory.
9.10CNS Penetrant Products.  Notwithstanding anything to the contrary in this Agreement, the rights and obligations of Lilly under Sections 9.3(a) ([*]Patents), 9.3(b) (Rigel Patents Other Than Joint Patents), 9.3(d) (Cooperation in Prosecution and Orange Book Listing), 9.4(b) (Enforcement Rights), 9.4(e) (Expenses and Recoveries), 9.8 (Patent Term Extensions), and 9.9 (Trademarks) with respect to CNS Penetrants and CNS Penetrant Products shall be contingent upon, and shall not take effect until, Rxxx Acceptance.
9.11In-Licenses. If Rigel obtains from a Third Party a right or license to intellectual property or other subject matter that is included in the Rigel Technology that is necessary to Exploit a Compound or Product (such other intellectual property or other subject matter, “Third Party Technology”), and for which payment would become due to such Third Party as a result of Lilly’s Exploitation of a Compound or Product, then the following shall apply:  Rigel shall provide Lilly with a true, complete and correct written description of such Third Party Technology, such payment obligation and the applicable terms under the agreement with such Third Party (“Third Party Agreement”) entered into after the Effective Date to which Lilly must be bound to become a sublicensee under the Third Party Technology.  Notwithstanding Section 7.1 (License Grant to Lilly), the licenses and rights granted to Lilly under such Third Party Technology shall not be effective unless and until Lilly agrees in writing to be bound by the applicable terms of such Third Party Agreement and reimburse Rigel for [*] of the payments owed to such Third Party to the extent such payments become due by reason of Lilly’s exercise of such Third Party Technology.  If Lilly does so agree within [*] days of such disclosure, then [*] of any payments that Lilly reimburses pursuant to this paragraph may be offset against royalties payments due to Rigel under Section 8.4(a) (Non-CNS Penetrant Products) or 8.4(b) (CNS Penetrant Products), as applicable, on the Net Sales of the applicable Product; provided, however, that in no event shall such royalty payments due to Rigel be reduced by more than [*] in any Calendar Quarter; and provided, further, that Lilly shall be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Lilly would have been entitled to make a deduction pursuant to this Section 9.11 (In-Licenses), but is unable to take such deduction pursuant to the first proviso in this Section 9.11 (In-Licenses). If Lilly does not so agree within [*] days of such disclosure, then such Third Party Technology shall thereafter be deemed excluded from the licenses and rights granted to Lilly under this Agreement.

ARTICLE 10

Representations And Warranties
10.1Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Execution Date (and each Party shall promptly inform the other Party in writing if, between the Execution Date and Effective Date, any such representation or warranty is no longer true or accurate, and in the event any such representation or warranty is no longer true or accurate, the non-defaulting Party may treat such lapse as a breach of this Agreement giving rise to a right to terminate this Agreement pursuant to Section 13.2 below) as follows:
(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)No Conflict.  It is not a party to and will not enter into any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)No Debarment. Neither it nor its officers, employees, agents, consultants or any other person used by it in the performance of its respective activities under this Agreement is: (i) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action (any of (i)-(iii), “Debarred”).
(e)Tax Resident.  It is a resident of the jurisdiction in which it is incorporated as such term is defined pursuant to Applicable Laws.
10.2Representations and Warranties by Rigel.  Rigel hereby represents and warrants to Lilly as of the Execution Date (and Rigel shall promptly inform Lilly in writing if, between the Execution Date and Effective Date, any such representation or warranty is no longer true or accurate, and in the event any such representation or warranty is no longer true or accurate, Lilly may treat such lapse as a breach of this Agreement giving rise to a right to terminate this Agreement pursuant to Section 13.2 below) as follows:
(a)Title and Control.  (i) Rigel is the sole and exclusive owner of the Rigel Patents listed in Exhibit 1.97 (Rigel Patents), which list, to Rigel’s knowledge, includes all Patents that Cover the Compounds or the Exploitation thereof as of the Execution Date, and Rigel has the right to grant to Lilly the license under the Rigel Technology that Rigel purports to grant hereunder and (ii) Rigel has Control over all Patents and Information owned by it or its Affiliates as of the Execution Date that are necessary for the Development, Manufacturing, use or Commercialization of the Compounds contemplated by this Agreement as of the Execution Date.

(b)No Encumbrance. There are no Compounds that are subject to an executed agreement between Rigel and a Third Party or Rigel’s commitment to negotiate an agreement with a Third Party that would prevent or conflict with the inclusion of such Compound in the license granted by Rigel to Lilly hereunder on the exclusive basis as set forth in Article 7 above. Rigel and its Affiliates have not granted any rights (or other encumbrances) to any Third Party to Rigel Technology that prevents or conflicts with the rights granted to Lilly hereunder.
(c)Notice of Infringement or Misappropriation.  Neither Rigel nor any of its Affiliates have received any written notice from any Third Party asserting or alleging that the Exploitation of a Compound infringes or misappropriates the intellectual property rights of such Third Party.
(d)Assignments.  Rigel has obtained from all individuals listed as inventors of Rigel Patents that include a Valid Claim Covering of a Compound or Product, effective assignments of all ownership rights of such individuals in such Rigel Patents, either pursuant to written agreement or by operation of law.
(e)No Proceedings.  Rigel: (a) has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Rigel Technology, including the Rigel Patents (that include a Valid Claim Covering a Compound or Product), or Rigel’s or its Affiliates’ rights therein; and (b) is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party involving the Rigel Technology or Compounds.
(f)Validity. Neither Rigel nor any of its Affiliates have taken any action, as of the Execution Date, that would render any invention claimed in an issued Rigel Patent Covering a Compound or Product unpatentable.
(g)No Government Funding. The inventions claimed or covered by the Rigel Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any Governmental Authority in the Territory (including, for example, any funding by the federal government of the United States of America or any agency thereof); (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or any equivalent Applicable Laws in the Territory, and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401, or any equivalent Applicable Laws in the Territory.
10.3Covenants. Each Party hereby covenants to the other Party the following:
(a)No Conflicts. It and its Affiliates will not grant, during the Term, any rights (or other encumbrances) to any Third Party that prevents or conflicts with the rights granted to the other Party hereunder.
(b)No Debarment. It will not during the Term knowingly, employ or use, directly or indirectly, including through its Affiliates the services of any Debarred person. In the event that it becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to it, directly or indirectly, including through its Affiliates or, in the case of Lilly, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c)Applicable Laws. It and its Affiliates are in compliance with, and shall maintain such compliance in all material respects with all Applicable Laws (including the Foreign Corrupt Practices Act of 1977, as amended, any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, and all other applicable anti-bribery and export control law) in the Exploitation of the Compounds and Products and performance of its obligations and exercise of its rights under this Agreement, and including all Applicable Laws and all applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information in connection with this Agreement, including providing any notice, obtaining any consent and/or prior authorization, and conducting any assessment required under Applicable Laws, with respect thereto.
(d)Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 10.3 (Covenants), it covenants to the other Party that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, its and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (i) improperly influencing any act or decision of the Person or Government Official; (ii) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section, “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.
(e)Controlled Materials. It has not and will not knowingly transfer to the other Party any goods, software, technology, or services that are (a) controlled at a level other than EAR99, or for reasons other than anti-terrorism, under the U.S. Export Administration Regulations; (b) controlled under the U.S. International Traffic in Arms Regulations; (c) specifically identified as an E.U. Dual Use Item; or (d) on an applicable export control list of a jurisdiction within the Territory.
10.4Disclaimer.  Each Party understands that the Compound(s) and Product(s) are the subject of ongoing Development and that the other Party cannot assure the safety or usefulness of the Compound(s) or Product(s) or any RIP1 Inhibitor developed under the Development Plan.  In addition, Rigel makes no warranties except as set forth in this Article 10 (Representations and Warranties) concerning the Rigel Technology and Lilly makes no warranties except as set forth in this Article 10 (Representations and Warranties) concerning the Lilly Technology.
10.5No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10 (REPRESENTATIONS AND WARRANTIES), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

Indemnification
11.1Indemnification by Rigel.  Rigel shall defend, indemnify, and hold harmless Lilly, its Affiliates, and their respective officers, directors, employees, and agents (the “Lilly Indemnitees”) from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Lilly Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“Lilly Claims”) against such Lilly Indemnitee based on or arises out of: (a) a breach of any of Rigel’s representations, warranties or obligations under the Agreement; or (b) the willful misconduct or negligent acts of Rigel, its Affiliates, or the officers, directors, employees, or agents of Rigel or its Affiliates in connection with this Agreement.  The foregoing indemnity obligation shall not apply to the extent that such Lilly Claim is based on or arises out of:  (i) a breach of any of Lilly’s representations, warranties or obligations under the Agreement; or (ii) the willful misconduct or negligent acts of Lilly or its Affiliates, or the officers, directors, employees, or agents of Lilly or its Affiliates.
11.2Indemnification by Lilly.  Lilly shall defend, indemnify, and hold harmless Rigel, its Affiliates, and their respective officers, directors, employees, and agents (the “Rigel Indemnitees”) from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Rigel Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“Rigel Claims”) against such Rigel Indemnitee based on or arises out of:  (a) the Development, Manufacture, or Commercialization of a Product by Lilly or its Affiliates, Sublicensees, or Distributors in the Territory; (b) a breach of any of Lilly’s representations, warranties or obligations under the Agreement; or (c) the willful misconduct or negligent acts of Lilly or its Affiliates, or the officers, directors, employees, or agents of Lilly or its Affiliates in connection with this Agreement.  The foregoing indemnity obligation shall not apply to the extent that any Rigel Claim is based on or arises out of:  (i) a breach of any of Rigel’s representations, warranties or obligations under the Agreement; or (ii) the willful misconduct or negligent acts of Rigel, its Affiliates, or the officers, directors, employees, or agents of Rigel or its Affiliates.
11.3Indemnification Procedures.  The Party claiming indemnity under this Article 11 (Indemnification) (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”).  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11 (Indemnification).
11.4Limitation of Liability.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS Article 11 (INDEMNIFICATION), PROVIDED, HOWEVER, THAT EACH PARTY SHALL HAVE THE RIGHT TO SEEK CONSEQUENTIAL DAMAGES FROM THE OTHER PARTY FOR SUCH OTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 7.5 (EXCLUSIVITY) OR ARTICLE 12 (CONFIDENTIALITY) OR FOR SUCH OTHER PARTY’S INFRINGEMENT OF THE FIRST PARTY’S INTELLECTUAL PROPERTY RIGHTS.

11.5Insurance.  Rigel, and any permitted Lilly assignee, shall procure and maintain insurance (which may be satisfied through self-insured arrangements), adequate to cover its indemnification obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold.  It is understood that any insurance held by a Party shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification).  Rigel and any permitted Lilly assignee shall provide the other with written evidence of such insurance upon request.  Rigel and any permitted Lilly assignee shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.
ARTICLE 12

Confidentiality
12.1Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for [*] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:
(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)was disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or
(e)was independently discovered or developed by the receiving Party or its Affiliate without the use of the other Party’s Confidential Information.
12.2Authorized Disclosure. Each Party may use and disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:
(a)submitting regulatory filings and other filings with Regulatory Authorities, including filings with the FDA, with respect to a Product, provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;
(b)prosecuting or defending litigation relating to the subject matter of this Agreement, provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;
(c)complying with Applicable Laws, including regulations promulgated by securities exchanges and as provided in Section 12.4 (Publicity; Terms of Agreement), provided that the Party seeking to make such disclosure shall, to the extent practicable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information;
(d)in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case such Party may disclose, without limitation, a copy of this Agreement (including any Exhibits, schedules, ancillary agreements, and amendments hereto); and

(e)disclosure to its Affiliates, employees, agents, independent contractors, and Sublicensees only on a need-to-know basis and solely as necessary in connection with the exercise of its rights or the performance of its obligations under this Agreement, provided that each such person or entity receiving such Confidential Information must be bound by similar obligations of confidentiality and non-use at least equivalent in scope as those set forth in this Article 12 (Confidentiality) prior to any such disclosure, provided that such confidentiality and non-use obligations may be subject to a shorter duration of no less than [*] years.
12.3Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any Information that is in the public domain, except that the foregoing shall not be construed as a grant of any rights under any Patent rights of the other Party nor limit the other Party’s rights with respect to infringement of any Patent. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general or specific knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use by the Party or such employees of tangible copies of any Confidential Information of the other Party; provided that this provision will not be deemed in any event to provide any right to infringe, or to grant any license to or under, the Patent rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.
12.4Publicity; Terms of Agreement.
(a)Terms of Agreement. The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the authorized disclosure provisions set forth in Section 12.2 (Authorized Disclosure) and this Section 12.4 (Publicity; Terms of Agreement).
(b)Joint Press Release. The Parties shall make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit 12.4(b) (Form of Press Release) on or after the Execution Date. In addition, following the initial press release announcing the execution of this Agreement, either Party shall be free to disclose, without the other Party’s consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance with this Section 12.4 (Publicity; Terms of Agreement).
(c)Subsequent Publicity. After release of such press release, if either Party desires to make a public announcement concerning the material terms of, or material events occurring under, this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days after receiving the press release for review (or, if any Applicable Law requires an earlier release of such press release, a shorter period to allow the Party seeking to issue such press release to comply with such Applicable Law). Each Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved. Each Party shall have the right to publish and to otherwise make public disclosures regarding the filing of INDs, Commencement and completion of Clinical Trials and achievements of Marketing Approvals as they occur with respect to any Product that is subject to cost-sharing, including a joint press release with the other Party in a mutually agreed form reporting the results of any Clinical Trial of the R552 Product that is subject to R552 Cost Sharing (or any other Non-CNS Penetrant Product when subject to cost sharing following Rigel’s exercise of the Cost Sharing Option). Lilly shall have the right to publish and to otherwise make public disclosures regarding the filing of INDs, Commencement and completion of Clinical Trials and achievements of Marketing Approvals as they occur with respect to any Product that is being Developed at Lilly’s sole cost, including a joint press release with the Rigel in a mutually agreed form reporting the results of any Clinical Trial of any such Product. In relation to each Party’s review of such an announcement, the other Party shall consider in good faith any specific, reasonable comments on such proposed press release provided by such reviewing Party within the prescribed time for commentary.

(d)Partners and Investors. Either Party may disclose this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, lender or other financial partner; provided that in connection with such disclosure, each person or entity receiving such Confidential Information is at the time of such disclosure bound by a confidentiality agreement at least as stringent in scope as the provisions of this Article 12 (Confidentiality); provided that such confidentiality agreement may be subject to a shorter duration of no less than [*] years.
(e)SEC Filing. The Parties acknowledge that Rigel may be obligated to file a copy of this Agreement with the SEC.  Rigel shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to Rigel.  In the event of any such filing, Rigel will first provide Lilly with a copy of the Agreement, reasonably in advance, marked to show provisions for which Rigel intends to seek confidential treatment, for Lilly to review and provide comments (including proposed redactions to avoid disclosure of Confidential Information), which comments or revisions shall be incorporated and provided to Lilly for final approval, to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  Rigel shall also be entitled to make public disclosures of the terms of this Agreement and developments related to this Agreement as required by Applicable Laws or as instructed by the SEC or other government agencies.  Rigel shall give Lilly prior written notice, to the extent practicable, of any such public disclosure that contains information not previously released and shall discuss with Lilly the reason for such disclosure and shall in good faith take into account any comments from Lilly in relation to such disclosure.
12.5Publications. Each Party shall be entitled to issue scientific publications and make presentations with respect to studies and Clinical Trials conducted by such Party on the Compounds or the Products in accordance with the terms of this Section 12.5 (Publications). Each Party may publicly present or publish the result of studies carried out by such Party provided that, prior to the first such presentation or publication of such results, such Party shall provide a draft of the proposed presentation or publication to the other Party with at least [*] days for such other Party to review and provide comments (including proposed redactions to avoid disclosure of such Party’s Confidential Information), which such comments shall be considered by such Party in good faith, and neither Party shall have the right to publish or present such other Party’s Confidential Information without such other Party’s prior written consent (for clarity, where a Party has provided proposed redactions to avoid disclosure of such Party’s Confidential Information, the publishing Party shall wholly implement such redactions in such presentation or publication without exception or amendment). Without limiting the foregoing, the Parties further acknowledge that Rigel has made significant contributions to the discovery of Compounds and Products and the Parties agree that any public disclosure made regarding any Compound(s) and/or Product(s) shall give appropriate recognition to the Rigel scientists who are responsible for the discovery of such Compound(s) and/or Product(s).
12.6CNS Penetrant Products. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of Lilly under Section 12.5 (Publications) with respect to CNS Penetrants and CNS Penetrant Products shall be contingent upon, and shall not take effect until, Rxxx Acceptance; provided that, prior to the earlier of Rxxx Acceptance and Rxxx Opt-Out: (a) the Parties will promptly work together on the content of any publication or other disclosure contemplated by Rigel, (b) Rigel shall afford Lilly a period of [*] days to review any manuscript not yet presented for publication or any similarly contemplated disclosure in written form, (c) Lilly may reasonably delay or prevent such publication for up to [*] days as Lilly in good faith believes necessary to protect Lilly’s rights with respect to the Compounds or Products, and (d) Rigel shall reasonably consider any comments from Lilly in respect of such reviewed manuscript or writing provided prior to the expiration of such [*] day review period.

ARTICLE 13

Term and Termination
13.1Term.  This Agreement shall become effective on the Execution Date (subject to Section 15.14 (HSR Filings)) and, unless earlier terminated pursuant to this Article 13 (Term and Termination), shall remain in effect until the expiration of Lilly’s financial obligations under this Agreement (the “Term”).
13.2Termination by Either Party for Breach.  Each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such breach in reasonable detail, fails to cure such material breach within [*] days of the date of such notice (“Primary Cure Period”); provided that if such breach does not pertain to amounts owed to Rigel under Article 8 (Financial Terms) and is not reasonably capable of cure within such [*]-day period, and the breaching Party submits, prior to the end of such [*]-day period, a reasonable plan to cure the breach within an additional [*] days, in which case the other Party may not terminate this Agreement for so long as the breaching Party is using Commercially Reasonable Efforts to implement such cure plan and actually cures the material breach within such additional [*] day period. If, prior to the expiration of the Primary Cure Period, the breaching Party provides notice to the non-breaching Party that such breaching Party disputes in good faith the existence or materiality of a breach and the reasons therefor (“Disputed Breach Notice”), the right of the non-breaching Party to terminate under this Section 13.2 (Termination by Either Party for Breach) shall be tolled for a period of up to [*] months pending resolution of such dispute pursuant to Section 14.1 (Disputes). Following resolution of such dispute, if there has been a determination that a material breach has occurred, the breaching Party shall be entitled to a further and final [*] day period from the date of such determination in which to cure such breach. If such breach has not been cured within such further [*] day period, the non-breaching Party may terminate under this Section 13.2 (Termination by Either Party for Breach).
13.3Termination following Insolvency Event.  Either Party may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party.  In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.
13.4Termination for Patent Challenge.  Either Party may terminate this Agreement in its entirety upon [*] days’ prior written notice to the other Party if such other Party or such other Party’s Affiliates or Sublicensees, directly or indirectly, individually or in association with any other Person, challenge the validity, scope or enforceability of any Patent Controlled by the non-challenging Party or its Affiliates covering any Compound or Product anywhere in the Territory (a “Patent Challenge”), other than in response to (a) a threat of an infringement claim by the non-challenging party, (b) as necessary to secure allowance of a Patent claim held by the non-challenging party or its Affiliates or licensees, or (c) in defense of a claim of infringement brought by the non-challenging party; provided that if such challenging Party or its Affiliate or Sublicensee withdraws (or causes to be withdrawn) such Patent Challenge (or, in the case of a challenge brought by a Sublicensee, terminates the sublicense to such Sublicensee) within thirty (30) days after being requested to do so by the other Party in writing (which termination notice will be deemed a request), then such Party will have no right to terminate this Agreement pursuant to this Section 13.4 (Termination for Patent Challenge) with respect to such Patent Challenge.
13.5Termination of Non-CNS Program or CNS Program without Cause.  Lilly may, in its sole discretion and without cause, terminate this Agreement with respect to either the Non-CNS Program or CNS Program, or in its entirety, upon [*] days’ prior written notice to Rigel.
13.6Termination of CNS Program for Rxxx Opt-Out.  Upon Rxxx Opt-Out, this Agreement shall terminate automatically with respect to the CNS Program and CNS Penetrants.
13.7Termination for Failure to Obtain HSR Clearance.  Each Party will have the right to terminate this Agreement in its entirety as provided in Section 15.14(a) (HSR Act Filings).

13.8Effects of Termination for Any Reason.  Upon termination of this Agreement for any reason in its entirety or with respect to only the CNS Program or only the Non-CNS Program (each such Program so terminated, a “Terminated Program”), the following shall apply with respect to all Programs if terminated in its entirety or only with respect to the Terminated Program if not terminated in its entirety:
(a)Licenses.  The licenses and rights granted in Section 7.1 (Grants), including any sublicenses granted thereunder, shall terminate.
(b)Compounds and Products. All Compounds and Products with respect to a Terminated Program, i.e., CNS Penetrants and CNS Penetrant Products for the CNS Program and Non-CNS Penetrants and Non-CNS Penetrant Products for the Non-CNS Program, (each, a “Terminated Compound” and “Terminated Product,” respectively) shall cease to be Compounds and Products under this Agreement.
(c)Exclusivity. Notwithstanding Section 7.5 (Exclusivity): (i) if this Agreement is terminated only with respect to the CNS Program, then Section 7.5 (Exclusivity) shall not restrict any of Rigel or its Affiliates activities in CNS Indications; and (ii) if this Agreement is terminated only with respect to the Non-CNS Program, then Section 7.5 (Exclusivity) shall not restrict any of Rigel or if Affiliates activities in non-CNS Indications.
(d)Joint Patents. Each Party shall continue to have its rights with respect to Joint Patents under Article 9 (subject to Section 13.10(a) (Grantback)), except that Rigel shall have the sole right to control the Prosecution and enforcement of any Joint Patent that Covers a Terminated Compound or Terminated Product at Rigel’s expense (with reasonable assistance by Lilly in such Prosecution and enforcement, at Rigel’s request and expense, including joinder as a party plaintiff, if required by Applicable Law to pursue a claim, suit or action), and all proceeds remaining after any such enforcement following reimbursement of expenses shall be allocated to Rigel.
13.9Lilly Option to Continue [*]. Notwithstanding anything to the contrary under this Agreement, and without prejudice to any other rights or remedies of Lilly in law or equity, Lilly shall have the right, at its option and by written notice to Rigel, in lieu of exercising its right to terminate this Agreement under Sections 13.2 when such breach is [*], to instead continue this Agreement in accordance with its terms, in which case [*].
13.10Effects of Termination Other Than for Rigel Breach.  Upon termination of this Agreement for any reason other than by Lilly under Sections 13.2 (Termination by Either Party for Breach), 13.3 (Termination following Insolvency Event), or 13.4 (Termination for Patent Challenge), or by either Party pursuant to Section 13.7 (Termination for Failure to Obtain HSR Clearance), the following shall apply with respect to all Programs if terminated in its entirety or only with respect to the Terminated Program if not terminated in its entirety:
(a)Grantback. Upon Rigel’s written request provided to Lilly no later than within [*] days after the effective date of the termination at issue, Lilly shall, for a period not less than [*] days following the applicable effective date of such termination, negotiate with Rigel in good faith the terms of a non-exclusive, worldwide, fully-paid, perpetual, irrevocable, royalty-bearing license, with the right to grant multiple tiers of sublicenses, under such Lilly Technology as is necessary to Exploit the Terminated Compounds and Terminated Products, with any such agreed terms to be memorialized in a written agreement; provided that, where the Parties do not agree to terms within such [*] day period, [*].
(b)Regulatory Materials; Trademarks.  Lilly shall transfer and assign to Rigel all Marketing Approvals, Regulatory Materials and Trademarks Controlled by Lilly for the Terminated Compounds and Terminated Products, and in each case, unless otherwise prohibited by Applicable Laws or requested by Rigel, the foregoing transfer and assignment shall be made within [*] days after the effective date of such termination of this Agreement, and if such assignment cannot be made under Applicable Laws within such period, as soon as practicable thereafter.  Pending transfer of such Marketing Approvals and Regulatory Materials, Lilly hereby grants to Rigel a right of reference to all such Marketing Approvals and Regulatory Materials for all uses in connection with Terminated Compounds and Terminated Products.  Lilly shall provide the applicable Regulatory Authority a letter confirming this right of reference within [*] days after Rigel’s request and shall take such other actions and execute such other documents as Rigel may reasonably request to further confirm and give effect to this right of reference.  Notwithstanding anything to the contrary in this Agreement, all such Marketing Approvals and Regulatory Materials shall be deemed to be the Confidential Information of Rigel, and not Lilly.

(c)Remaining Inventories.  At Rigel’s request, Lilly shall transfer inventory of Terminated Compounds and Terminated Products to Rigel without additional consideration.
(d)Transition Assistance.
(i)Transfer. Lilly shall, at Rigel’s request, assign to Rigel any agreements with Third Parties performing Development, Manufacturing or Commercialization related activities for Lilly under this Agreement relating to Terminated Compounds or Terminated Products (or corresponding placebo), provided that if any such agreement between Lilly and a Third Party is not assignable to Rigel, then Lilly shall exercise its rights under any such agreement at Rigel’s request and expense so that Rigel can obtain the benefit of such agreement.  In any event, Lilly shall, at no cost to Rigel, transfer to Rigel all Lilly Know-How necessary to Exploit Terminated Compounds and Terminated Products.
(ii)Development. If any Development activity, including the conduct of any Clinical Trial, is ongoing for a Terminated Compound or Terminated Product at the time of termination, then, at Rigel’s request, Lilly shall conduct an orderly transfer of the responsibility for such Development activity to Rigel, at Rigel’s expense.
(iii)Commercialization. If this Agreement is terminated after the First Commercial Sale of a Terminated Product, Lilly, its Affiliates and its Sublicensees shall, at Lilly’s expense and to the extent requested by Rigel, continue to fulfill orders for the Terminated Product through their respective then-existing distribution network of internal and external distributors of such Terminated Product, in accordance with the terms and conditions of this Agreement, in each country for which Marketing Approval therefor has been obtained, for [*] months after the effective date of termination (“Commercialization Wind-down Period”).  Notwithstanding any other provision of this Agreement, during the Commercialization Wind-down Period, Lilly’s and its Affiliates’ and Sublicensees’ rights with respect to Terminated Products shall be non-exclusive and, without limiting the foregoing, Rigel shall have the right to engage one or more other distributor(s) or licensee(s) for such Terminated Products.  Any Terminated Product sold or disposed of by Lilly, its Affiliates or its Sublicensees during the Commercialization Wind-down Period shall be subject to applicable payment obligations under Article 8 (Financial Terms).  In addition, if at the effective time of such termination, Lilly or its Affiliates are undertaking detailing activities with respect to a particular Terminated Product, then, at Rigel’s request, the Parties will negotiate and agree upon a plan for the orderly wind down of such activities for a period not to exceed [*] months.
13.11Other Remedies.  Termination or expiration of this Agreement in its entirety for any reason or with respect to a Terminated Program shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
13.12Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Rigel and Lilly are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the licensee of such intellectual property under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a debtor Party under the U.S. Bankruptcy Code, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such non-debtor Party and all embodiments of such intellectual property, which, if not already in the non-debtor Party’s possession, shall be promptly delivered to the non-debtor Party (a) upon any such commencement of a bankruptcy proceeding upon the non-debtor Party’s written request therefor, unless the debtor Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a), following the rejection of this Agreement by the debtor Party upon written request therefor by the non-debtor Party.

13.13Survival.
(a)Surviving Provisions. The following provisions shall survive any expiration or termination of this Agreement in its entirety: Article 1 (Definitions) (with respect to definitions used in other surviving provisions), Article 14 (Dispute Resolution), the first sentence of Section 3.5(c) (for such period of time as specified therein), Section 3.7 (Subcontractors) (with respect to surviving obligations under Article 12 (Confidentiality)), Section 8.2 (with respect to milestones achieved prior to such termination or expiration), Section 8.3(c) (Payment Procedure) (with respect to milestones achieved prior to such termination or expiration), 8.4(h) (Royalty Payments and Reports) (with respect to royalties that accrued prior to such termination or expiration), Section 8.5 (Taxes), Section 8.6 (Payment), Section 8.7 (Foreign Exchange), Section 8.8 (Late Payments), Section 8.9 (Financial Records; Audits) (for the period set forth therein), Section 9.1 (Ownership of Inventions), Section 9.7 (Personnel Obligations) (with respect to surviving obligations under Article 12 (Confidentiality)), Section 10.5 (No Other Representations or Warranties), Sections 11.1 (Indemnification by Rigel) through 11.4 (Limitation of Liability), Sections 12.1 (Confidentiality) through 12.2 (Authorized Disclosure) for the period set forth in Section 12.1, and Section 12.3 (Public Domain Information and Residual Knowledge) indefinitely, Section 13.8 (Effects of Termination for Any Reason), Section 13.10 (Effects of Termination Other than for Rigel Breach), this Section 13.13 (Survival), and Sections 15.1 (Entire Agreement; Amendment) through 15.13 (Counterparts).
(b)Partial Termination. If this Agreement is terminated only with respect to a Terminated Program and not terminated in its entirety, then following such termination, the provisions of this Agreement specified in Section 13.13(a) (Surviving Provisions) shall remain in effect with respect to the Terminated Program (to the extent such provisions would survive and apply in the event this Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to such Terminated Program and be of no further force and effect (and, for purposes of clarity, all provisions of this Agreement shall remain in effect with respect to any Program, Compound or Product that is not a within the Terminated Program).
ARTICLE 14

Dispute Resolution
14.1Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the written request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between senior officers of each Party.  If the matter is not resolved within [*] days following the request for discussions, either Party may then invoke the provisions of Section 14.2 (Litigation; Equitable Relief).  For the avoidance of doubt, the Parties acknowledge and agree that certain matters may be determined by a Party under Section 2.4(c) (Decision Making) via the applicable Committee without further escalation.
14.2Litigation; Equitable Relief.  The Federal courts located in [*] shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute-resolution procedures described above. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.
14.3Governing Law.  Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of [*], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.4Excluded Claims.  Notwithstanding anything to the contrary in this Agreement, any dispute, controversy or claim relating to the intellectual property rights of either Party, including but not limited to the inventorship, scope, validity, enforceability or infringement of any Patents related to the Compounds, Products or this Agreement, trade secret misappropriation, misuse of confidential information, copyright disputes or trademark disputes, or shall be submitted to a court of competent jurisdiction.
ARTICLE 15

Miscellaneous
15.1Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Existing Confidentiality Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant the Existing Confidentiality Agreement.  Except for the Existing Confidentiality Agreement, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties that pertain to the subject matter of this Agreement other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or other lock-out, epidemic or pandemic (excluding in each case, COVID-19), destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding anything to the contrary in this Section 15.2 (Force Majeure), a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  In the event a Party is subject to an event of force majeure which substantially interferes with the performance of its obligations hereunder and which extends for a period of [*] consecutive days or more, the other Party may elect to terminate this Agreement in accordance with Article 13 upon notice to the Party affected by such event.  Any such termination shall be subject to [*] as well as the consequences of termination set forth in [*], in each case if applicable based on the grounds for such termination.  In the event of a force majeure that prevents a Party from performing its obligations for more than [*] days, the other Party shall be entitled to perform the obligations affected by such inability to perform if it is practically able to do so on a commercially reasonable basis and the costs of such performance shall be allocated between the Parties as if such performance had been accomplished under the Agreement by the Party affected by the event of force majeure as originally contemplated.
15.3Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3 (Notices), and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.
If to Rigel:	Rigel Pharmaceuticals, Inc. 1180 Veterans Boulevard South San Francisco, CA 94080 Attention: Chief Executive Officer
With a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: Lowell Segal

If to Lilly:	Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Attn: Vice President, R&D Business Development

Lilly Research Laboratories
Fax: (317) 651-3051

With a copy to:	Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Attn: General Counsel Fax: (317) 433-3000

15.4No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
15.5Interpretation. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)), (b) the phrases “non-refundable” or “non-creditable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement.
15.6Assignment.  Except as expressly permitted under this Agreement, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that:  (a) a Party may make such an assignment without the other Party’s consent to its Affiliates or to a successor to all or substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction, provided that any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof); and (b) Rigel may, without Lilly’s consent, assign its right to receive milestone payments and royalties under this Agreement to a Third Party in connection with a payment factoring transaction and, in connection with such assignment, may disclose to the assignee any milestone and royalty reports received under Section 8.2 (Development and Regulatory Milestone Payments), Section 8.3 (Commercial Milestone Payments) or Section 8.4(h) (Royalty Payments and Reports) and the results of any audit conducted under Section 8.9 (Financial Records; Audits), provided that such assignee agrees in writing to be bound by non-disclosure and non-use obligations with respect to such information that are consistent with Article 12 (Confidentiality).  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 (Assignment) shall be null, void and of no legal effect.
15.7Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and shall remain primarily responsible for the performance of its Affiliates.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.8Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.9Compliance with Applicable Law.  Each Party shall comply with all Applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement.

15.10Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by a court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.  In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice, unless such assertion is eliminated and its effect is cured within such sixty (60) day period. Any such termination in accordance with this Section 15.10 (Severability) with respect to as assertion by a Party shall be deemed a termination for breach by such Party pursuant to Section 13.2 (Termination by Either Party for Breach).
15.11No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.12Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.13Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterpart signature pages delivered via facsimile or email in PDF or similar electronic format shall have the same binding effect as original signatures.
15.14HSR Filings.
(a)If required by Applicable Laws, promptly after the execution of this Agreement, both Parties shall file the appropriate notices with respect to the transactions contemplated hereby as promptly as reasonably practicable with the United States Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) under the HSR Act.  Each of the Parties shall promptly supply the other with any information that may reasonably be required in order to effectuate the filings under the HSR Act.  Each of the Parties shall notify the other promptly upon receipt of any notice from the FTC or DOJ in connection with any filing made under the HSR Act and of any request for amendments or supplements to any such filings or of any communications with, and any other inquiries or requests for additional information from, the FTC and DOJ.  Each Party shall comply promptly, in accordance with advice received from counsel, as appropriate, with any such inquiry or request, provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement.  Each Party shall be responsible for paying its own costs and expenses (including legal and consultants’ fees) incurred in connection with obtaining clearance of the transactions contemplated hereby from the FTC and the DOJ, except that Lilly will pay the filing fees incurred by both Parties in connection with the filings required pursuant to the HSR Act.  In the event the Parties determine that HSR filings are required, the Effective Date shall not be deemed to have occurred until the HSR Clearance Date.  As used herein, the “HSR Clearance Date” means the earlier of (i) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act or (ii) the date on which the applicable waiting period under the HSR Act expires; provided, however, that if the FTC or DOJ commences any investigation by means of a second request or otherwise, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.  Notwithstanding any other provisions of this Agreement to the contrary, (a) this Agreement is binding upon the Parties as of the Execution Date to the extent permitted by the HSR Act, but the provisions of Article 2 (Governance) through Article 9 (Intellectual Property) (other than Section 9.1 (Ownership of Inventions)) shall not take effect until the Effective Date and (b) either Party may terminate this Agreement effective upon notice to the other Party if the HSR Clearance Date has not occurred on or before the date that is one hundred twenty (120) days after the Execution Date.

(b)Cooperation. Each of the Parties will use reasonable best efforts to obtain as promptly as practicable expiration of any waiting period as applicable under the HSR Act, and shall, without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any material communications from or with any governmental authority, including the FTC and the DOJ, (ii) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (iii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any governmental authority, (iv) not participate in any substantive meeting or have any substantive communication with any governmental authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such governmental authority, gives the other the opportunity to attend and participate therein, (v) furnish the other party’s outside legal counsel with copies of all supplemental filings and substantive communications between it and any such governmental authority with respect to this Agreement; provided that any materials subject to this Section 15.14(b) (Cooperation) may be restricted to outside counsel and may be redacted or withheld as necessary (A) to comply with contractual arrangements, (B) to address good faith legal privilege or confidentiality concerns and (C) to comply with Applicable Laws, (vi) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such governmental authority, and (vii) use reasonable best efforts to respond as soon as practicable to reasonable requests from the other party hereto.
(c)Conduct Pending HSR Clearance Date.  If the Parties determine that HSR filings are required, between the date of execution of this Agreement and the earlier of the Effective Date or the date of termination, each Party shall conduct its business with respect to the intellectual property rights granted hereunder in the ordinary course, and it will refrain from taking any action or omitting to take any action that would have the effect of restricting or impairing the rights to be granted to either Party hereunder or preventing either Party’s ability to perform its obligations under this Agreement.
15.15Compliance with Party Specific Regulations.  The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it.  All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.
15.16Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate.  The Parties agree to cooperate with each other to ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consist with its usual compliance-related processes.

[Signature Page to Follow]

In Witness Whereof, the Parties have executed this Agreement by their duly authorized officers as of the Execution Date.

/s/ Paul Rodrigue Paul Rodriguez President & Chief Executive Officer	/s/ Daivd A. Ricks
Rigel Pharmaceuticals, Inc. By: /s/ Raul Rodriguez Name: Raul Rodriguez Title: President & Chief Executive Officer	Eli Lilly and Company By: /s/ David A. Ricks Name: David A. Ricks Title: Chairman and Chief Executive Officer, Eli Lilly and Company

CNS Penetrant Criteria
Exhibit 1.14

[*]

Initial Non-CNS Penetrant Development Plan
Exhibit 1.69

See Initial R552 Development Plan in Exhibit 1.89 (Initial R552 Development Plan)

R552
Exhibit 1.85

[*]

Initial R552 Development Plan
Exhibit 1.89

[*]

Rigel-Only R552 Development Activities
Exhibit 1.96

●	[*]

Rigel Patents
Exhibit 1.97

SERIAL NUMBER	FILING DATE	COUNTRY	PUBLICATION NUMBER	PATENT NUMBER
[*]	[*]	[*]	[*]	[*]
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[*]	[*]	[*]
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RIP1 Inhibitor Criteria
Exhibit 1.100

[*]

Rxxx Data Package
Exhibit 3.4(b)

[*]

Exhibit 3.6 – Part A

Eli Lilly and Company Good Research Practices

Good Research Practice Expectations for External Partners

Eli Lilly and Company strives to provide innovative medicines, information, and exceptional customer service enabling people to live longer, healthier, and more active lives. This service cannot be achieved unless we conduct each aspect of our business with planning, innovation and an unsurpassed focus on Quality. Lilly has compiled a set of shared research Quality Standards defining how our research laboratories conduct good science. We call these Good Research Practices (GRPs), and they enable us to consistently deliver a degree of excellence, whether it is data, methodology, etc. In conducting business with Lilly, our expectation is that you conduct good science with a focus on Quality. The Lilly GRPs are defined below:

1.0	Governance
1.1	Facilities Senior management must ensure that the facility is

Suitable for the intended use, is adequately protected

for the work that is to be performed, and that risk to

continuation of the business has been identified and

minimized in order to restore normal business

operation.

1.2	Adherence Senior management must also establish processes to enable adherence to GRPs and assure that

monitoring of adherence to the GRPs occurs.

2.0	GRP Principles
2.1	AccountabilityScientists, supervision, management, and support personnel are all owners of and accountable for Good Research Practices.

2.2	Qualifications Individuals must have documented training,

education, and/or experience to perform the task required by their current roles.

2.3	Test Materials Test materials must be identified, characterized, and stored properly to ensure that they are suitable for the intended research purpose.

2.4	Equipment Laboratory equipment used to generate research

data must be maintained, verified, and calibrated.

2.5	Computer SystemsUsers of the computer systems which are used to generate, manage, store or analyze data must provide assurance that the systems are working as intended.

2.6	In Vitro AssaysThe optimization, validation, and data analysis of in vitro assays must be performed in a manner that follows scientific and statistical principles, including Design and Optimization, Validation, Analysis, and Analysis Comparison and Correlation.

2.7	In Vivo AssaysThe optimization, validation, and data analysis of in vivo assays must be performed in a manner that follows scientific and statistical principles, including Design and Optimization, Validation, and Analysis.

2.8	Documentation All experimental procedures, observations, data, and results must be promptly and accurately recorded or referenced in laboratory notebooks and/or data binders to ensure data integrity.

2.9	Record RetentionAll notebooks and related research materials must be securely maintained and archived.

2.10Research Reports Research reports must be prepared according to appropriate quality standards and reviewed to ensure integrity.

Exhibit 3.6 – Part B

Lilly Principles for Animal Care and Use for Third Party Organizations

Eli Lilly and Company recognizes that we have an ethical and scientific obligation to ensure the appropriate care and treatment of animals used in research. We expect all organizations with which we contract for animal research or supply to comply with all applicable country and local regulations dealing with the appropriate use and care for animals. We expect third party organizations to apply the Lilly Principles for animal care and use.

Lilly also actively encourages animal research and animal supply companies, both inside and outside the United States, to obtain and maintain accreditation from AAALAC International. These principles are internationally recognized standards for appropriate animal care and use. Through active engagement, Lilly is helping to raise the standards of animal care and use in countries that have not had such standards or enforced them. Lilly is requesting assurance that all third party suppliers of animal use activities or animals read and comply with these requirements.

Regulations - Lilly expects all individuals and organizations with which Lilly contracts for animal use activities (e.g. research, development, quality control, manufacturing), or the supply of animals to be used by the company, to do the following for each location at where animals are used or held:

•	comply with all applicable country and local laws, regulations, and standards regarding the care and use of animals
•	comply with the Lilly animal care and use principles stated below, even if they impose requirements beyond the applicable local requirements
•	establish a mechanism to assess compliance with such laws, regulations, standards, and the Lilly principles stated below
•	primates must be obtained by reputable suppliers in compliance with all local, federal, and international regulations

Animal Care – All animals must be healthy. Living conditions must be in a natural or appropriate setting for the animal species and contribute to their health and well-being. Personnel who care for animals or conduct animal studies must be appropriately qualified regarding the proper care and use of animals in research.

Studies – The following widely recognized principles of animal care and use:

•	due consideration of the relevance of the study to human or animal health and the advancement of scientific knowledge
•	selecting only animals appropriate for that study with careful consideration with nonhuman primate use
•	animals should be colony-bred and not wild-caught
•	using only the minimum number of animals required to obtain valid results
•	clearly define the humane and/or study endpoints
•	avoiding or minimizing discomfort and distress to the animals
•	using alternative methods instead of live animals when appropriate, adoption of the 3R’s of replace, reduce, refine

Reporting – any animal welfare issue, concerns that may affect the welfare of animals on study or the validity of the testing being conducted, or events representing deviations from animal welfare regulatory guidance must be reported to Lilly within 3 business days by email (animal_welfare_global_external@lilly.com) or by calling the Lilly Ethics and Compliance Hotline (800-815-2481). This would include, but is not limited to, animal illness, disease outbreak, or any significant (i.e. reportable to a government authority) non-compliance with any country or local animal welfare laws, regulations, or standards, or the Lilly principles stated above.

Audits/monitoring – Lilly has the discretion to periodically assess any animal(s) used on behalf of Lilly regarding animal use, care, and welfare in accordance with the auditing/monitoring provisions stated in the contract.

Form of Press Release
Exhibit 12.4(b)

February XX, 2021

For Release:Draft D

Refer to: Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Lilly Media)

Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Lilly Investors)

Rigel Investor Contact - (650) 624-1232; ir@rigel.com

Rigel Media Contact – (508) 314-3157; emily.correia@syneoshealth.com

Lilly and Rigel Enter Strategic Collaboration to Develop RIPK1 Inhibitors for the Potential Treatment of Immunological and Neurodegenerative Diseases

●	Lilly will obtain an exclusive worldwide license to Rigel’s RIPK1 inhibitors, including Rigel’s Phase 2-ready molecule R552, in all indications

●	Rigel will receive an upfront cash payment of $125 million, with the potential for up to an additional $835 million in future development, regulatory, and commercial milestones

INDIANAPOLIS and SOUTH SAN FRANCISCO — Eli Lilly and Company (NYSE: LLY) and Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced a global exclusive license agreement and strategic collaboration to co-develop and commercialize Rigel’s R552, a receptor-interacting serine/threonine-protein kinase 1 (RIPK1) inhibitor, for all indications including autoimmune and inflammatory diseases. Pursuant to the collaboration, Lilly will also lead all clinical development of brain penetrating RIPK1 inhibitors in central nervous system (CNS) diseases.

Rigel’s lead RIPK1 inhibitor, R552, has completed Phase 1 clinical trials and will begin Phase 2 clinical trials in 2021 as part of the collaboration. Rigel also has ongoing pre-clinical activities with its lead CNS penetrant RIPK1 inhibitor candidates.

Under the terms of the agreement, Lilly will pay an upfront cash payment to Rigel of $125 million. Rigel may also be eligible to receive up to $835 million in potential development, regulatory, and commercial milestone payments, as well as tiered royalties ranging from the mid-single digit to high-teens that will vary depending upon Rigel’s clinical development investment. Lilly and Rigel will co-develop R552 at specified contribution levels. Lilly will be responsible for all costs of global commercialization for R552, and Rigel will have the right to co-commercialize R552 in the U.S. Lilly will be solely responsible for all clinical development and commercialization of brain penetrating RIPK1 inhibitors in CNS indications.

RIPK1 is a critical signaling protein implicated in a broad range of key inflammatory cellular processes including necroptosis, a type of regulated cell death, and cytokine production. In necroptosis, cells rupture leading to the dispersion of cell contents which can trigger an immune response and enhance inflammation. Inhibiting RIPK1 may be a new approach to treating various autoimmune, inflammatory, and neurodegenerative disorders. In pre-clinical studies, Rigel’s R552 demonstrated prevention of joint and skin inflammation in a RIPK1-mediated murine model of inflammation and tissue damage.

“At Lilly, our immunology strategy is focused on the pursuit of novel targets that have the potential to develop into best-in-class medicines for patients with autoimmune conditions,” said Ajay Nirula, M.D., Ph.D., vice president of immunology at Lilly. “RIPK1 inhibitors are a promising approach, and R552 is an exciting addition to our immunology pipeline. We look forward to working with Rigel to advance its clinical development.”

“We are very excited to form this strategic partnership with Lilly. This collaboration will provide significant resources and expertise to support a broad investigation in multiple disease indications with our RIPK1 inhibitors,” said Raul Rodriguez, Rigel’s president and CEO. “With Lilly’s extensive knowledge in immune and CNS diseases, they are our ideal partner to ensure the clinical and commercial success of our RIPK1 inhibitor program.”

This transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976. This transaction will be reflected in Lilly’s reported results and financial guidance according to Generally Accepted Accounting Principles (GAAP). There will be no change to Lilly’s 2021 non-GAAP earnings per share guidance as a result of this transaction.

About Rigel

Rigel Pharmaceuticals, Inc., is a biotechnology company dedicated to discovering, developing and providing novel small molecule drugs that significantly improve the lives of patients with hematologic disorders, cancer and rare immune diseases. Rigel's pioneering research focuses on signaling pathways that are critical to disease mechanisms. To learn more about Rigel, please visit us at www.rigel.com.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com. C-LLY

Rigel Forward Looking Statements

This release contains forward-looking statements relating to, among other things, Rigel's partnership with Lilly; Rigel's ability to achieve development, regulatory and commercial milestone payments under its agreement with Lilly; and the potential indications that inhibiting RIPK1 may affect. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "potential," "may," "expects" and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel's current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the commercialization and marketing of TAVALISSE; risks that the FDA, EMA or other regulatory authorities may make adverse decisions regarding fostamatinib; risks that TAVALISSE clinical trials may not be predictive of real-world results or of results in subsequent clinical trials; risks that TAVALISSE may have unintended side effects, adverse reactions or incidents of misuses; the availability of resources to develop Rigel's product candidates; market competition; as well as other risks detailed from time to time in Rigel's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. In addition, the COVID-19 pandemic may result in further delays in Rigel's studies, trials and sales, or impact Rigel's ability to obtain supply of TAVALISSE. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Lilly Forward-Looking Statement
This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the benefits of a license and collaboration agreement between Lilly and Rigel, Lilly’s development strategy, and potential payments to Rigel in connection with the license and collaboration, and reflects Lilly's current beliefs and expectations. However, as with any such undertaking, there are substantial risks and uncertainties in the process of drug research, development, and commercialization. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the license and collaboration, that the license and collaboration will yield commercially successful products, or that Lilly will execute its strategy as expected. For a further discussion of these and other risks and uncertainties that could cause actual results to differ from Lilly's expectations, please see Lilly's most recent Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

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